Exhibit 10.GG

                                    LEASE

                                      OF

                  ONE PARLEX PLACE, METHUEN, MASSACHUSETTS

                                      BY

                       TAURUS METHUEN LLC, AS LANDLORD

                                      TO

                        PARLEX CORPORATION, AS TENANT

                              TABLE OF CONTENTS
                              -----------------

                                                                Page
                                                                ----

ARTICLE I - Fundamental Lease Provisions                          1
  1.1       Reference Subjects                                    1
ARTICLE II - Premises and Term                                    2
  2.1       Premises                                              2
  2.2       Existing Conditions; "As-Is"                          2
  2.3       Term                                                  3
ARTICLE III - Rent                                                5
  3.1       Annual Base Rent                                      5
  3.2       Additional Rent                                       5
  3.3       Method of Payment                                     5
ARTICLE IV - Net Lease, True Lease                                5
  4.1       Net Lease                                             5
  4.2       Non-Terminability; No Offset or Abatement             6
  4.3       True Lease                                            7
  4.4       Quiet Enjoyment                                       7
ARTICLE V - Tenant's Covenants                                    7
  5.1       Tenant Work                                           7
  5.2       Utilities and Services                                9
  5.3       Maintenance and Repairs                               9
  5.4       Use and Compliance with Law                          11
  5.5       Taxes and Impositions                                11
  5.6       Indemnity                                            13
  5.7       Landlord's Entry Right                               13
  5.8       Signs                                                14
  5.9       Personal Property                                    14
  5.10      Damage and Hazardous Materials                       14
  5.11      Liens                                                17
  5.12      Condition on Expiration                              17
  5.13      Holding Over                                         18

  5.14      Intentionally Omitted                                18
  5.15      Financial Reporting                                  18
  5.16      Capital Expenditures                                 18
  5.18      Landlord Repair                                      20
ARTICLE VI - Assignment and Subletting                           21
  6.1       Landlord's Consent Required                          21
  6.2       Intentionally Omitted                                21
  6.3       Right of Termination or Recapture                    22
  6.4       Procedures                                           22
  6.5       Profits                                              23
  6.6       No Release                                           23
ARTICLE VII - Insurance, Casualty, Taking                        24
  7.1       Insurance                                            24
  7.2       Damage or Destruction of Premises                    26
  7.3       Eminent Domain                                       27
ARTICLE VIII - Default                                           29
  8.1       Events of Default                                    29
  8.2       Remedies for Default                                 30
  8.3       Remedies Cumulative; Jury Waiver; Late Performance   31
  8.4       Waivers of Default; Accord and Satisfaction          31
  8.5       Landlord's Curing                                    32
  8.6       Security Deposit                                     32
ARTICLE IX - Protection of Lenders                               34
  9.1       Subordination and Superiority of Lease               34
  9.2       Rent Assignment                                      34
  9.3       Other Instruments                                    35
ARTICLE X - Miscellaneous Provisions                             35
  10.1      Notice                                               35
  10.2      Landlord's Default                                   36
  10.3      Limitation of Landlord's Liability                   36
  10.4      Excusable Delay                                      36

  10.5      Applicable Law and Construction                      36
  10.6      Estoppel Certificate                                 37
  10.7      Notice of Lease                                      38
  10.8      Brokers                                              38
  10.9      Tenant and Landlord as Business Entity               38
  10.10     Reasonable Cooperation in Refinancing and Sale       39
  10.11     Deposit Delivery                                     39
ARTICLE XI - Fair Market Value Purchase Option                   39
  11.1      Term of Option and Exercise                          39
  11.2      Purchase Price                                       39
  11.3      Deposit                                              41
  11.4      Title                                                41
  11.5      Closing                                              41
  11.6      Option Benefit                                       42
  11.7      Subordination                                        42
  11.8      No Brokers                                           42
ARTICLE XII - Index of Defined Terms                             43


EXHIBITS
--------

Exhibit A - Land

Exhibit B - Annual Base Rent

Exhibit C - Permitted Exceptions

Exhibit D - Tenant Work Insurance Requirements

Exhibit E - Reporting Requirements

Exhibit F - Minimum Insurance Requirements

Exhibit G - Subordination, Non-Disturbance and Attornment Agreement Form

Exhibit H - Capital Expenditure Items

Exhibit I - Lower Gravel Parking Lot

                                    LEASE
                                    -----

                                  ARTICLE I
                                  ---------

                        Fundamental Lease Provisions
                        ----------------------------

      1.1 Reference Subjects. Each reference in this Lease to any of the following subjects shall incorporate the following information. Other terms are defined throughout this Lease and are indexed in the last Article.

DATE OF LEASE EXECUTION:           As of June __, 2003

PROPERTY:                          The land known and numbered as One
                                   Parlex Place, Methuen, Massachusetts,
                                   more particularly described in
                                   Exhibit A.

PREMISES:                          The Property, including all buildings,
                                   structures, and all improvements
                                   thereon.

LANDLORD:                          Taurus Methuen LLC

ORIGINAL ADDRESS OF LANDLORD:      c/o Taurus New England Investment Corp.,
                                   118 Milk Street, Boston, Massachusetts
                                   02109, Attn: Mr. Scott R. Tully

TENANT:                            Parlex Corporation, a Massachusetts
                                   corporation

ORIGINAL ADDRESS OF TENANT:        One Parlex Place, Methuen, Massachusetts
                                   01844, Attn: Jonathan Kosheff

TERM: The term of this Lease shall commence on the Commencement Date and end on the Expiration Date

COMMENCEMENT DATE:                 The Date of Lease Execution. (See
                                   Section 2.3)

LEASE YEAR:                        Each Lease Year shall consist of twelve
                                   (12) calendar months beginning with the
                                   Commencement Date, except that if the
                                   Commencement Date is not the first day
                                   of a calendar month, then Lease Year 1
                                   shall include the partial month at the
                                   beginning of the Term in addition to the following twelve (12) calendar months, and the Annual Base Rent for Lease Year
                                   1 shall be proportionately increased.

EXPIRATION DATE:                   The last day of the fifteenth (15th)
                                   Lease Year, unless extended pursuant to
                                   the provisions of Section 2.3.1

ANNUAL BASE RENT:                  The amounts set forth on Exhibit B.
                                   (See Article III.)

PERMITTED USES:                    (i) Office, warehouse, distribution and
                                   manufacturing; and (ii) such other
                                   lawful uses as may be reasonably
                                   approved in writing by Landlord.  (See
                                   Section 5.4)

SECURITY DEPOSIT:                  $750,000, subject to increase in
                                   accordance with Section 8.6.

TENANT WORK THRESHOLD AMOUNT:      $250,000 (See Section 5.1.1)

BROKERS:                           Cushman & Wakefield of Massachusetts,
                                   Inc.  (See Section 11.8)

EXHIBITS  A   Land
              ----
          B   Annual Base Rent
              ----------------
          C   Permitted Exceptions
              --------------------
          D   Tenant Work Insurance Requirements
              ----------------------------------
          E   Reporting Requirements
              ----------------------
          F   Minimum Insurance Requirements
              ------------------------------
          G   Subordination, Non-Disturbance and Recognition Agreement Form
              -------------------------------------------------------------
          H.  Capital Expenditure Items
              -------------------------


                                 ARTICLE II
                                 ----------

                              Premises and Term
                              -----------------

      2.1 Premises. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, subject to matters of record and matters referred to below.

            (a) Title and Condition. The Premises are demised and leased subject to (i) the existing state of the title as of the Commencement Date, including the Permitted Exceptions set forth on Exhibit C hereto, and (ii) the "as is" condition of the buildings, structures, and other improvements located thereon, as of the Commencement Date, without representation or warranty by Landlord.

            (b) Reservations. Landlord reserves the right from time to time to grant and relocate easements, to alter and diminish the shape and size of the Land and to alter driveways, walkways, parking areas, and utilities serving the Premises, all of which may be done by Landlord so long as the same do not adversely interfere with Tenant's use of the Land and improvements constituting the Premises.

            (c) No Merger. There shall be no merger of this Lease or the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the same person acquiring or holding, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises or any portion thereof.

      2.2 Existing Conditions; "As-Is. Tenant acknowledges that Tenant or its affiliates owned and occupied the Premises prior to the Commencement Date and that it has inspected the Premises and accepts the same in the condition they are in on the Commencement Date, it being expressly agreed that Landlord shall have no obligation, liability, or risk whatsoever with respect to the Premises or their condition. Landlord shall have no obligation to provide any tenant improvement allowance or to perform any work or improvements in the Premises, except as expressly set forth in
Section 5.18. Tenant further acknowledges that neither Landlord nor any person acting under Landlord has made or implied any representations or warranties concerning this Lease, the Premises, or their condition or suitability for Tenant's use. To the extent permitted by applicable law, Tenant waives any right or remedy otherwise accruing to Tenant on account of the condition or suitability of the Premises, or title to the Premises, and Tenant agrees that it takes the Premises "as-is," with all faults and without any such representation or warranty, including any implied warranties.

      2.3 Term. The Term of the Lease shall commence at 12:01 a.m. on the Commencement Date and end at 12:00 midnight on the Expiration Date set forth in Section 1.1.

            2.3.1 Extension Option. Subject to the terms and conditions below, Tenant shall have the option to extend the Term for two (2) additional five (5) year extension terms (each an "Extension Term") by notice given to Landlord at least one (1) year before the then applicable Expiration Date (any such notice, "Tenant's Option Exercise Notice"). Tenant's election shall be exercised, and Annual Base Rent for the Extension Term determined, as set forth below. If Tenant fails timely to exercise its option for any Extension Term, Tenant shall have no further extension rights hereunder.

      Tenant's option so to extend the Term shall be void, at Landlord's election, if Tenant is in monetary or other material default at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension. The extension of the Term shall be applicable to the entire Premises and Tenant shall have no right to extend the Term for only a portion of the Premises. During the Extension Term, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the last Extension Term.

      During each Extension Term, Tenant shall pay Annual Base Rent equal to the greater of (i) the Annual Base Rent then being paid under the Lease or (ii) ninety-five percent (95%) of the then prevailing market rate for a five (5) year lease of space in the same market area as the Premises and comparable to the Premises in terms of finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those of this Lease as though then available for single occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in "as-is" condition or such better condition in which Tenant is required to maintain the Premises (the "Fair Market Rent"). Fair Market Rent shall not include any increased rental value attributable solely to improvements to the Premises made and paid for by Tenant after the date of this Lease to the extent that the same: (a) improve the overall quality of the Property above the quality that exists as of the date of this Lease; and (b) do not consist of improvements that: (1) are necessary in order to cause the Premises to comply with any applicable legal requirements or to cause the Tenant to comply with its obligations under this Lease; (2) are necessary in order to maintain the Premises in at least as good a condition as the Premises are in as of the date of this Lease; (3) relate to ordinary maintenance and repair; (4) are made in connection with any casualty or condemnation; or
(5) are necessary on account of any overburdening of the Premises by Tenant, any failure by the Tenant to care for, inspect and maintain the Premises and Building Systems in accordance with this Lease and otherwise in a commercially reasonable manner or any other act or omission of Tenant or its agents, contractors or invitees.

      Landlord shall notify Tenant of its estimate of the Fair Market Rent within thirty (30) days after its receipt of Tenant's Option Exercise Notice. Tenant shall have the option to accept or reject by written notice Landlord's estimate, or to withdraw its exercise of the extension option, in any case provided that : (1) Tenant gives Landlord written notice of such rejection or withdrawal within twenty one (21) days following delivery of Landlord's estimate, and (2) any notice of rejection contains Tenant's estimate of the Fair Market Rent (any such notice, "Tenant's Rejection Notice"). Tenant's failure to deliver a

Tenant's Rejection Notice within such twenty one (21) day period shall be deemed to constitute Tenant's acceptance of Landlord's estimate of Fair Market Rent. In the event Tenant timely gives a Tenant Rejection Notice in accordance with the above terms, then the Fair Market Rent shall be arbitrated in accordance with the following procedure. In the event Landlord fails to notify Tenant of its estimate of Fair Market Rent as provided above, the parties shall determine Fair Market Rent by arbitration as set forth below. All estimates of Fair Market Rent shall consist of a single rent number and not a range.

      Within twenty (20) days after any Tenant's Rejection Notice given by Tenant, Landlord and Tenant each shall appoint as an arbitrator an MAI appraiser with at least ten (10) years experience as an appraiser of buildings in the Greater Boston area similar in size and character to the Premises, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail to appoint an arbitrator within such twenty (20) day period, the other may apply to the Boston office of the American Arbitration Association ("AAA") for appointment of such an arbitrator five (5) business days after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five (5) business days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If, within five (5) business days after appointment of the second arbitrator, the two arbitrators do not agree on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The arbitrators shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rent as provided herein, within twenty (20) days after the third arbitrator is appointed. The arbitrators shall not be obligated to select the estimates provided by Landlord or Tenant. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.

      If Landlord should delay in giving the notice which begins the valuation procedures of this Section 2.3.1, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Base Rent payable during the Extension Term; but until such procedures are completed, Tenant shall pay on account of Annual Base Rent at 110% of the rate established for Annual Base Rent for the last twelve (12) months of the Term (and upon Fair Market Rent being established, Tenant shall pay the same within ten (10) days of such determination, retroactively to the beginning of the Extension Term). Each party shall bear the costs of the arbitrator selected by it and the cost of its own attorneys and witnesses; the parties shall share equally in the costs of the third arbitrator selected in accordance herewith and any other costs of the arbitration. The parties shall adjust for over or under payments within twenty (20) days after the decision of the arbitrators is announced.

      Promptly after the Annual Base Rent is determined for each Extension Term, Landlord and Tenant shall enter into an amendment of this Lease confirming the extension of the Term and the new rate for Annual Base Rent.

                                 ARTICLE III
                                 -----------

                                    Rent

      3.1 Annual Base Rent. Commencing on the Commencement Date and by the first day of each subsequent calendar month during the Term, Tenant shall pay to Landlord the Annual Base Rent set forth in Section 1.1, together with any and all Additional Rent due to Landlord in accordance with this Lease, all as set forth in this Article III.

      3.2 Additional Rent. All taxes, costs, expenses, charges, amounts and other sums that Tenant assumes, agrees or is required to pay pursuant to this Lease (other than Annual Base Rent), together with every fine, penalty, interest and cost that may be added for non-payment or late payment thereof, shall constitute additional rent ("Additional Rent"). All Additional Rent shall be paid directly by Tenant to the party to whom such Additional Rent is due. If Tenant shall fail to pay any such Additional Rent or any other sum due hereunder when the same shall become due, Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of any Annual Base Rent and shall, except as expressly provided herein, have the right, but not the obligation, to pay the same on behalf of Tenant pursuant to Section
8.5.  The term "rent" shall mean Annual Base Rent and Additional Rent.

      3.3 Method of Payment. Tenant agrees to pay the Annual Base Rent to Landlord in advance in equal monthly installments by the first day of each calendar month during the Term. Tenant shall make a ratable payment of Annual Base Rent and Additional Rent (to the extent applicable) for any period of less than a month at the beginning or end of the Term. Unless Landlord and Tenant otherwise agree in writing, all payments of Annual Base Rent, and all payments of Additional Rent and other sums due and payable to Landlord, shall be paid by wire transfer of immediately available funds in accordance with such wire instructions as Landlord may from time to time provide, without demand (except as otherwise expressly set forth in Section 8.1(i) of this Lease), set-off or other deduction.


                                 ARTICLE IV
                                 ----------

                            Net Lease; True Lease
                            ---------------------

      4.1 Net Lease. This Lease is an absolutely triple net lease to Landlord. It is the intent of the parties hereto that the Annual Base Rent payable under this Lease shall be an absolutely net return to Landlord and that Tenant shall pay all costs and expenses relating to the Premises as set forth in this Lease, except as expressly set forth in Section 5.18, and the business carried on therein. Without limiting the generality of the preceding sentence, Tenant shall at its sole cost and expense be responsible for payment of all real estate taxes, all electricity, gas, water, sewer, telephone, refuse disposal, and other charges for utilities and services supplied to the Premises, all costs (except as expressly set forth in Section 5.18) of cleaning, maintaining, repairing, and replacing the Premises (including all costs of cleaning, maintaining, repairing, and replacing the roof, windows, walls, foundation, floors, and structural elements, mechanical, electrical and plumbing systems, HVAC systems, and the sidewalks, parking areas, and other exterior areas), all amounts payable from time to time by the owner of the Premises under any Title Documents (defined below), a property management fee equal to 1.75% of the rent due under this Lease (which may be paid to Landlord or an affiliate of Landlord) and all costs of insurance. Any amount or obligation herein relating to the Premises that is not expressly declared to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant at Tenant's expense and Tenant shall indemnify Landlord against, and hold Landlord harmless from, the same in the manner provided in

Section 5.6, and Tenant's liability for the payment of any of the same which shall become payable after the Term is hereby expressly provided to survive the Term. Annual Base Rent, Additional Rent, and all other sums payable hereunder by Tenant, shall be paid without notice or demand, and without set off, counterclaim, recoupment, abatement, suspension, deduction, or defense (other than payment) whatsoever, so that this Lease shall yield net to Landlord the Annual Base Rent under all circumstances and conditions whether now or hereinafter existing and whether or not within the contemplation of the parties. As used herein, the term "Title Documents" means any and all easements, covenants, conditions, and restrictions, industrial park association agreements, and other agreements, encumbrances, and restrictions of record affecting all or part of the Premises, as the same may now exist, or as the same may hereafter be created or amended without materially expanding the obligations of Tenant without Tenant's approval (which approval shall not be unreasonably withheld), but excluding any mortgage; provided that any future ground lease shall be a Title Document if reasonably approved by Tenant as aforesaid (and does not require Tenant to pay any ground rent or additional charges) and the parties thereto enter into a subordination, nondisturbance, and recognition agreement that complies with the provision of Section 9.1.

      4.2 Non-Terminability; No Offset or Abatement. Tenant's obligation to pay rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant's use, or any casualty or taking (except as otherwise expressly provided for in Section 7.2(b) and Section 7.3(f)), or any failure by Landlord to perform any obligation or other occurrence, event or circumstance; and Tenant waives all rights now or hereafter existing to quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Without limiting the generality of the foregoing, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall Tenant be entitled to any set-off or abatement of rent, nor shall the obligations of Tenant under this Lease be affected, by reason of (i) any damage to or destruction of all or any part of the Premises from whatever cause (except as otherwise expressly provided for in Section 7.2(b)); (ii) the taking of the Premises or any portion thereof by condemnation, requisition, or otherwise (except as otherwise expressly provided for in Section 7.3(f)); (iii) the prohibition, limitation, cessation, restriction or prevention of Tenant's use, occupancy or enjoyment of all or any part of the Premises, or any interference with such use, occupancy or enjoyment, or any insufficiency of condition, design, operation or fitness for use, occupancy or enjoyment of the Premises or any portion thereof or any failure of the Premises to comply with applicable laws; (iv) any eviction by paramount title or otherwise;
(v) any default on the part of Landlord under this Lease, or under any other agreement to which Landlord and Tenant (or their respective affiliates) may be parties; (vi) any interruption of utilities or services to the Premises, (vii) any litigation, claim, or other proceeding affecting the use or occupancy of the Premises, whether arising before or after the Commencement Date (Tenant agreeing to be solely responsible for defending, and to indemnify and hold harmless Landlord from and against, any and all claims, liabilities, damages, or expenses, including reasonable attorneys' fees, arising from such matters), (viii) the impossibility or illegality of performance by Landlord, Tenant or both, (ix) any action of any governmental authority (including changes in laws), or (x) any other cause whether similar or dissimilar to the foregoing. The preceding sentence shall apply to the maximum extent now or hereafter permitted by law, it being acknowledged and agreed that Tenant or its affiliate is the former owner of the Premises, that Landlord would not have agreed to purchase the Premises absent Tenant's agreement to enter into this Lease, and that the provisions of this Article IV reflect the parties' express agreement as to the allocation of certain risks relating to the Premises and its use and are a material part of the economic inducements for Landlord to enter into this Lease. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Base Rent, the Additional Rent, and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. Notwithstanding anything to the contrary contained above, in the event that Tenant does bring a separate and independent action against Landlord, any judgment in favor of Tenant shall not abate Annual Base Rent or Additional Rent or terminate the Tenant's obligations hereunder.

      4.3 True Lease. Landlord and Tenant agree that the parties intend this Lease to constitute a lease and not a financing arrangement, joint venture or any other type of relationship other than that of landlord and tenant. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with "true lease" treatment rather than "financing" treatment, subject to future modifications of accounting or tax rules or guidelines and subject to contrary determinations or positions by governmental agencies or the like.

      4.4 Quiet Enjoyment. Upon performing all covenants of this Lease, Tenant may peaceably and quietly enjoy the Premises during the Term free from any claim by Landlord or persons claiming under Landlord, subject always to the terms of this Lease, provisions of law, and matters of record to which this Lease is or may become subordinate. Except as otherwise expressly provided herein, this covenant of quiet enjoyment is in lieu of any other covenant of quiet enjoyment, express or implied.


                                  ARTICLE V
                                  ---------

                             Tenant's Covenants
                             ------------------

      Tenant agrees during the Term and such further time as Tenant (or any person acting under it) occupies any part of the Premises to perform the following, all at Tenant's cost.

      5.1   Tenant Work.

            5.1.1 General. As used in this Lease, the term "Tenant Work" shall mean all work, including demolition, improvements, additions and alterations, in or to the Premises. Without limitation, Tenant Work includes any apertures in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the Premises. All Tenant Work shall be subject to Landlord's prior written approval, not to be unreasonably withheld, conditioned or delayed, and shall be arranged and paid for by Tenant all as provided herein; provided that any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that costs less than the Tenant Work Threshold Amount and does not affect any mechanical, electrical, plumbing, or telecommunications systems of the Premises (collectively, the "Building Systems") shall not require Landlord's prior approval if Tenant delivers the Construction Documents for such work to Landlord at least five (5) business days' prior to commencing such work and such work does not require the approval of Landlord's mortgagee. Whether or not Landlord's approval is required, Tenant shall neither propose nor effect any Tenant Work that would in Landlord's reasonable judgment (i) adversely affect any structural component of the Premises, (ii) is incompatible with the Building Systems,
(iii) affects the exterior appearance of the Premises or areas around the Building or other property than the Premises, (iv) diminishes the value of the Premises, or (v) requires any unusual expense to readapt the Premises. Title to all additions, alterations, improvements and replacements made to the Premises, including all Tenant Work, shall vest in Landlord and remain part of the realty subject to this Lease, except to the extent provided in
Section 5.12, without any obligation to pay any compensation therefor to Tenant.

            5.1.2 Construction Documents. No Tenant Work shall be effected except in accordance with complete, coordinated construction drawings and specifications ("Construction

Documents"). For interior cosmetic Tenant Work that does not require Landlord's approval under Section 5.1.1, the "Construction Documents" may constitute only sketches accompanied by a reasonably detailed description of the Tenant Work. Before commencing any Tenant Work requiring Landlord's approval under Section 5.1.1, Tenant shall obtain Landlord's prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld. Landlord shall use reasonable efforts to respond to Tenant's submission of Construction Documents within 5 business days, or within such longer period as is required in order for Landlord to obtain any approval needed from Landlord's mortgagee. The Construction Documents shall be prepared by an architect ("Tenant's Architect") experienced in the construction of improvements in and to comparable buildings in the area where the Premises are located and, if such work will exceed the Tenant Work Threshold Amount or involve matters other than interior, non-structural alterations, the identity of such Architect shall be subject to Landlord's approval in advance, such approval not to be unreasonably withheld. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant's Architect has been otherwise engaged by Landlord in connection with the Premises). The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the Building Systems. Submission of the Construction Documents to Landlord for approval shall be deemed a warranty that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes, and high design standards, (ii) does not materially and adversely affect any structural component of the Premises (including exterior walls, exterior windows, core walls, roofs or floor slabs), (iii) is compatible with and does not materially and adversely affect the Building Systems, (iv) does not affect any property other than the Premises, (v) conforms to floor loading limits, (vi) and with respect to all materials, equipment and special designs, processes or products, does not infringe on any patent or other proprietary rights of others. Landlord's approval of Construction Documents shall only signify Landlord's consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Premises, or the feasibility of constructing the Tenant Work without damage or harm to the Premises, all of which shall be the sole responsibility of Tenant. Within thirty (30) days after substantial completion of any Tenant Work, whether or not the same costs less than the Tenant Work Threshold Amount or otherwise requires Landlord's approval, Tenant shall furnish to Landlord "as built" plans showing the Tenant Work and adjoining portions of the Premises. Tenant's construction contract(s) for Tenant Work shall provide that any and all warranties thereunder shall inure to the benefit of Landlord (and its successors and assigns) as well as Tenant, and Tenant shall furnish Landlord with copies of such warranties promptly after the completion of Tenant Work. To the extent Landlord's approval is required hereunder (but not otherwise), Tenant shall pay to Landlord, within ten (10) days after Landlord's demand therefor, the reasonable direct third-party costs and expenses of reviewing Construction Documents incurred by Landlord, not to exceed $3,000.

            5.1.3 Performance. The identity of any person or entity (including any employee or agent of Tenant) performing any Tenant Work ("Tenant's Contractor") shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld or delayed. Once any Tenant's Contractor has been approved, then the same Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant's Contractor is no longer approved.
Tenant shall procure at Tenant's expense all necessary permits and licenses before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant's risk in compliance with all applicable laws and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any

Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit D and such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Work, and, if the cost of such Work exceeds the Tenant Work Threshold Amount also such bonds or other assurances as Landlord may reasonably require that the work will be satisfactorily completed and the costs thereof timely paid, in each case for the benefit of Landlord. If the Tenant Work in any instance requires Landlord's approval hereunder, Tenant shall reimburse Landlord's reasonable costs of inspecting installation of the Tenant Work not to exceed $1000 per inspection. At all times while performing Tenant Work, Tenant shall require any Tenant's Contractor to comply with all applicable laws, regulations, permits and Landlord's rules and regulations relating to such work, including use of loading areas, elevators and lobbies. Each Tenant's Contractor shall work on the Premises without causing labor disharmony, coordination difficulties, or delay to or impairing of any guaranties, warranties or the work of any other contractor. Each Tenant's Contractor shall, by entry into the Premises, be deemed to have agreed to indemnify and hold the Indemnitees (as defined in Section 5.6) harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by or under such person while on or about the Premises to the same extent as Tenant has so agreed in this Lease, the indemnities of Tenant and Tenant's Contractor being joint and several.

            5.1.4 Payment. Tenant shall pay the entire cost of all Tenant Work and shall keep the Premises, free of liens for labor or materials relating to such Tenant Work. If any such lien or notice of contract is filed that is claimed to be attributable to Tenant or persons acting under Tenant, then Tenant shall promptly (and always within thirty (30) days) discharge or record a bond (in form and substance reasonably acceptable to Landlord and Landlord's title insurer and acceptable to Landlord's mortgagee from time to time) over the same; provided, however, that Tenant shall not be entitled to bond over the same in any circumstance in which the failure to pay and discharge such lien could cause a default under any loan secured by the Premises.

      5.2 Utilities and Services. Tenant shall arrange, provide and pay directly (and assume all risk of service interruptions) for all water, sewer, steam, oil, gas, telecommunications, electricity and other energy or utility services that serve the Premises and deposits or bonds in connection therewith. It is understood and agreed that Landlord shall be under no obligation whatsoever to furnish any utilities or services (including snow removal, cleaning or security) to the Premises, and in no event shall Landlord be liable for (or suffer any reduction in any rent on account of) any interruption or failure in the supply of the same.

      5.3 Maintenance and Repairs. (a) Tenant shall, in a commercially reasonable manner, manage, maintain, repair, replace, clean, secure, protect, defend and keep in good condition, repair and appearance and in compliance with all governmental requirements and laws the Premises and all improvements and appurtenances and all utilities, facilities, installations and equipment used in connection therewith, except as expressly provided in
Section 5.18, including the structural elements of all walls, roof decks, floor slabs and foundations, all floor coverings, roof waterproofing and membranes, glass, windows, doors, partitions, exterior lighting, elevators, electrical, telecommunications, plumbing, heating, ventilating and other building systems, pipes, drains, water and sewage systems and other fixtures or equipment serving the Premises. Without limitation, Tenant shall provide all cleaning, painting, janitorial services, security, rubbish disposal, periodic exterior waterproofing treatments to the Premises, window caulking, maintenance of all gas, water, electric, telecommunications and other utility lines from surrounding ways to the Premises, and shall repair and maintain the grounds and landscaping, roads, parking areas (including periodic resurfacing), and walkways appurtenant to the Premises, and shall provide landscaping and snowplowing services thereto, keeping the Premises and all improvements and appurtenances in at least as good condition as on the Commencement Date, reasonable wear and tear excepted, except as expressly provided in Section 5.18. Tenant shall not injure, overload, deface, or commit waste in the Premises nor use or permit any use of the Premises that is improper or offensive or that constitutes a nuisance. Except as expressly provided in Section 5.18, Tenant shall make promptly all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes and repairs of every kind that may be required to be made to keep and maintain the Premises in good condition, repair, and appearance, reasonable wear and tear excepted. Tenant shall keep the Premises orderly and free and clear of rubbish. Tenant shall keep the Premises equipped with fire extinguishers and other safety appliances as are required by applicable laws and the insurance required to be carried by Tenant hereunder and as otherwise reasonably appropriate for Tenant's use. Tenant covenants to perform or observe all terms, covenants or conditions of any Title Documents or any maintenance agreement to which it may at any time be a party or to which the Premises may be subject and Landlord shall have no obligations whatsoever thereunder. Tenant shall, at its expense, use reasonable efforts to enforce compliance with any provisions of any Title Documents or maintenance agreement having a material effect on the value or use of the Premises by any other person subject to such agreement. Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements, or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen to maintain the Premises or any part thereof in any way, except as expressly provided in Section 5.18. Tenant hereby expressly waives the right to make repairs at the expense of Landlord that may be provided for in any law. To the maximum extent permitted by law, Tenant assumes all risk of damage or injury to any person or property located in, on, or about the Premises and Landlord shall not be liable for any loss or damage to person or property resulting from any accident, theft, vandalism, or other occurrence on the Premises. Tenant shall, in all events, make all repairs, replacements and perform maintenance and other work for which it is responsible hereunder promptly, in a good, proper and workmanlike manner at its sole cost and expense.

            (b) If Landlord believes that Tenant has failed to comply with its maintenance, repair and related obligations under this Lease, Landlord may send a notice thereof to the Tenant (the "Property Condition Notice"). Promptly following the issuance of any Property Condition Notice, Landlord and Tenant will meet and attempt to agree in writing upon a mutually acceptable plan of action by the Tenant to address the matters set forth in the Property Condition Notice. If, for any reason, Landlord and Tenant have not agreed in writing on a plan of action within thirty
(30) days from the date of the Property Condition Notice, Landlord shall be entitled to send Tenant a notice (the "Landlord Notice") naming a third-party engineering firm (such third-party engineering firm, the "Landlord's Designated Consultant") to investigate the matters described in the Property Condition Notice. Tenant may, within twenty (20) days from the date of the Landlord Notice, provide Landlord with written notice (the "Tenant Notice") stating that Tenant disapproves of Landlord's Designated Consultant and naming another proposed third-party engineering firm (such third-party engineering firm, the "Tenant's Designated Consultant") to investigate the matters described in the Property Condition. If Tenant fails to send a Tenant Notice to Landlord within twenty (20) days following the Landlord Notice, and if the Landlord Notice contained the following words at the top of the notice, "TENANT MUST RESPOND TO THIS REQUEST WITHIN 20 DAYS FROM THE DATE OF THIS LANDLORD NOTICE OR TENANT SHALL BE DEEMED TO HAVE APPROVED AND AGREED TO THE LANDLORD NOTICE," then Tenant shall be deemed to have agreed to the use of Landlord's Designated Consultant and Landlord's Designated Consultant shall promptly issue a written report to Landlord and Tenant (the "Property Condition Report") setting forth the results of its investigation and outlining the steps, if any, that should be taken by Tenant in order to address those matters. If Tenant issues a Tenant Notice to Landlord within twenty (20) days following the Landlord Notice, the Landlord's Designated Consultant and the Tenant's Designated Consultant shall, within ten (10) days from the Tenant Notice, send a written notice to Landlord and Tenant designating a third-party engineering firm (which shall not be either the Landlord's Designated Consultant nor the Tenant's Designated Consultant) to issue the Property Condition Report.

Promptly following the issuance of the Property Condition Report, Tenant shall commence the work described in the Property Condition Report and shall complete the same as soon as reasonably practicable in a good and workmanlike manner and in compliance with all applicable laws. If the Landlord's Designated Consultant and the Tenant's Designated Consultant fail to name a third party engineering firm within ten (10) days from the date of the Tenant Notice, either Landlord or Tenant may apply to the Boston office of the American Arbitration Association for appointment of a single arbitrator to select such third party engineering firm. Any such arbitration shall be conducted in accordance with the Fast-Track Commercial Arbitration Rules and the decision of the arbitrator shall be binding on Landlord and Tenant. The third party costs of all engineering firms engaged under this Section 5.3(b), as well as costs payable to any arbitration association or arbiter, shall be borne equally by Landlord and Tenant. If at any time the American Arbitration Association shall cease to provide arbitration services for commercial disputes in the Greater Boston area, the arbitrator shall be appointed by any successor organization providing substantially the same services and, in the absence of any such successor organization, by a court of competent jurisdiction.

      5.4 Use and Compliance with Law. Tenant shall occupy the Premises continuously only for the Permitted Uses, and only as and to the extent permitted under present and future laws, ordinances and bylaws and all regulations, land use restrictions, soil management plans and the like thereunder (including those regulating the production, use, and disposal of hazardous materials, occupational health and safety laws, and access to persons with disabilities) and all permits, orders and other governmental approvals ("laws") applicable from time to time to the Premises or Tenant or both, foreseen or unforeseen, and whether or not the same necessitate structural or other extraordinary changes or improvements to the Premises or interfere with Tenant's use. Tenant shall, at its expense, except as expressly provided in Section 5.18, comply with all changes required in order to obtain the insurance required by it to be carried and with the provisions of all Title Documents and any contracts, agreements, instruments, and restrictions to which Tenant is or hereafter becomes a party or by which Tenant is or becomes bound affecting the Premises or any part thereof or the ownership, occupancy, or use thereof. Tenant shall not initiate or acquiesce in any change in any zoning or other law or regulation or land use restriction affecting the Premises without the prior consent of Landlord. Tenant shall procure all appropriate approvals, licenses and permits relating to the Premises or its occupancy, in each case promptly giving Landlord true and complete copies of the same and all applications therefor. Tenant shall, in any event, in the manner provided in Section 5.6 indemnify and save Landlord harmless on account of Tenant's failure so to comply with the obligations of this Section. It is intended that Tenant bear the sole risk of all present and future laws affecting the Premises and appurtenances, and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) the enforcement of laws. Anything herein to the contrary notwithstanding, Tenant shall not use or permit the use of the Premises or any part thereof for any unlawful or illegal purposes or in violation of any certificate of occupancy or Title Documents, or for any extra-hazardous purpose or in such manner as to create or constitute a nuisance of any kind.

      5.5 Taxes and Impositions. Tenant shall pay or discharge all Taxes and Impositions, for each fiscal period wholly included in the Term (and a ratable amount for the partial fiscal years included in the Term at the beginning and the end of the Term).

      As used in this Lease, the term "Taxes and Impositions" means: (a) all taxes, assessments, betterments, excises, levies, user fees, water and sewer rents and charges, and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Premises (including any so-called linkage, impact or voluntary betterment payments), and all penalties and interest thereon (if due to Tenant's failure to make timely payments), assessed or imposed against (i) the Premises or any portion of the Premises (including any personal property taxes levied on such property or on fixtures or equipment or other personal property used in connection therewith), (ii) any Annual Base Rent and Additional Rent reserved or payable hereunder (other than a federal or state income tax of general application), and (iii) this Lease or the leasehold estate hereby created, or which arise in respect of the operation, possession, occupancy or use of the Premises, ordinary and extraordinary, whether or not the same shall have been within the express contemplation of the parties hereto, other than a federal or state income tax of general application; (b) all sales (including those imposed on lease rentals), value added, ad valorem, single business, gross receipts, use and similar taxes at any time levied, assessed or payable on account of the leasing, operation, possession or use of the Premises by Tenant; (c) any transfer, recording, stamp and real property gain taxes incurred upon the sale, transfer, foreclosure or other disposition of any interest in the Premises by Tenant; (d) all claims and demands of mechanics, laborers, materialmen and others which, if unpaid, might create a lien on the Premises; (e) all charges of utilities, communications and similar services serving the Premises; (f) charges with respect to police protection, fire protection, street and highway maintenance, construction and lighting, sanitation and water supply, if any; and (g) fines, penalties and other similar or like governmental charges applicable to the foregoing and any interest or costs with respect thereto. If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease Execution) measured by or based in whole or in part upon Premises valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes and Impositions. In no event shall the provisions of this paragraph obligate Tenant to pay any federal or state income tax of general application due from Landlord.

      Tenant shall pay any Taxes and Impositions directly to the appropriate governmental authority at least ten (10) days before the same are due, and by such time Tenant shall provide Landlord (and if requested also any Landlord's mortgagee) evidence of such payment. (If any tax bill is sent to Landlord, then Landlord shall promptly deliver such tax bill to Tenant. If such tax bill is not so delivered, then Tenant shall not be deemed to have failed to perform timely its obligations so long as Tenant pays such Taxes and Impositions within fifteen (15) days after receipt of such bill). If: (A) Tenant fails to perform timely its obligations under this Section 5.5 (if such failure continues for more than ten (10) days after notice from Landlord of such failure, or if such failure occurs two
(2) times within any twelve (12) month period), or (B) tax escrows are required by Landlord's mortgagee, Landlord may require, among its other rights and remedies, that the Taxes and Impositions be paid to Landlord in monthly installments on the first day of each month in amounts reasonably estimated from time to time by Landlord to provide for the full payment of Tenant's obligation with respect to the Taxes and Impositions thirty (30) days prior to the date the same are due. Unless such funds are held by Landlord's mortgagee, they shall be deposited into an interest-bearing account held by Landlord and Landlord will apply the escrowed funds (including the interest thereon) to the payment of the Taxes and Impositions as they become due or release the funds to Tenant for such payment. Tenant shall furnish to Landlord true, correct, and complete copies of all bills relating to any Taxes and Impositions within ten (10) days after Tenant's receipt thereof.

      Tenant shall have the right to seek, at its own cost, to reduce, maintain the existing level of, or resist increases in (collectively, "abatements") Taxes and Impositions for any fiscal tax period wholly or partially within the Term for which Tenant has paid. If Tenant fails to notify Landlord that it intends to prosecute an abatement at least twenty
(20) days prior to the date abatements may be filed without loss of rights, then Landlord shall have such right. (If Tenant does prosecute an abatement, it will not thereafter compromise or terminate such prosecution without giving Landlord at least twenty (20) days' prior notice and opportunity to assume such prosecution.) If Landlord elects to prosecute any abatement not prosecuted by Tenant, Landlord shall notify Tenant and Tenant shall, within ten (10) days, elect by notice to Landlord whether Tenant desires to receive the benefits of such abatement proceeding. (Tenant's failure timely to make such election shall be deemed an election not to receive the benefits of such abatement). If Tenant elects to receive the benefits of the abatement proceeding prosecuted by Landlord, Tenant shall pay to Landlord as Additional Rent Landlord's reasonable costs (including fees of attorneys, appraisers and other consultants) incurred in seeking such abatement whether or not successful and whether or not such efforts involve filing actual abatement applications or initiation of other formal proceedings; and in such case Landlord shall pay to Tenant the net proceeds received from any abatement allocable to Taxes and Impositions that Tenant has theretofore paid. If Tenant elects (or is deemed to elect) not to receive the benefits of any abatement proceeding prosecuted by Landlord, Taxes and Impositions shall not include Landlord's costs in prosecuting such abatement; but Landlord shall be entitled to retain the entire proceeds of such abatement even if allocable to Taxes and Impositions that Tenant has theretofore paid. Both Landlord and Tenant shall reasonably cooperate with the moving party in prosecuting any abatement.

      5.6 Indemnity. Subject only to those rights expressly reserved to Landlord under this Lease, Tenant shall have exclusive control of the Premises and all areas pertaining thereto including all appurtenances, improvements, utilities, water bodies, grounds, sidewalks, walkways, driveways and parking facilities on the Land, and Tenant shall bear the sole risk of all related tort liabilities. To the maximum extent permitted by applicable law, Tenant shall indemnify, save harmless and defend Landlord, its beneficiaries and affiliates, all Landlord's mortgagees, any ground lessors, and the officers, directors, stockholders, members, managers, trustees, partners, agents, and employees of any of the foregoing and any other persons reasonably designated by Landlord from time to time as having a relationship to the Premises ("Indemnitees") from all liability, claim, damage, cost or loss (including reasonable fees of legal counsel of the Indemnitees' choice) arising in whole or in part out of, or in any manner connected with (i) any injury (including death), loss, theft or damage to any person or property while on or about the Premises, except to the extent caused directly by Landlord's gross negligence or willful misconduct, or (ii) any condition of the Premises, except to the extent caused directly by Landlord's gross negligence or willful misconduct, or the possession and use thereof or any activity permitted or suffered thereon (including hazardous materials or hazardous materials activities), or (iii) any breach of any covenant, representation or certification by Tenant or persons acting under Tenant, and the consequences of any such breach (including for failure to timely pay Taxes and Impositions and third party claims), or (iv) any liability imputed to any Indemnitees because of Landlord's ownership of the Premises, or (v) any act or omission anywhere by Tenant or persons acting under Tenant, in each case paying the same to Landlord on demand as Additional Rent. Without implying that other covenants do not survive, the covenants of this Section shall survive the Term.

      5.7 Landlord's Entry Right. Landlord and persons acting under Landlord may upon such notice and in such manner as is reasonable under the circumstance enter the Premises during business hours but in no event less than 24 hours notice (and in case of emergency, at any time and without prior notice) to exercise of any rights reserved to Landlord, or to inspect the Premises (including testing or sampling with respect to hazardous materials), or to take measurements of the Premises, or to secure or protect the Premises, or to remove any improvements, alterations or additions made without any required consent hereunder; and similarly at any time may show the Premises to prospective purchasers and lenders, and may show the Premises to prospective tenants and during the last two years of the Term may keep affixed in suitable places notices for letting as long as it does not materially interfere with Tenant's use of the Premises and its business operations. Except in case of emergency, Landlord shall be subject in entering the Premises to reasonable security conditions, if any, set forth in a notice by Tenant to Landlord.

      5.8 Signs. Subject to providing Landlord with plans and specifications therefor in advance, to any approval rights of Landlord's mortgagee, and to complying with all applicable laws, Tenant may erect signs on the Premises identifying Tenant. At the end or earlier termination of the Term, Tenant will remove all signs (whether existing at the Commencement Date or later erected) and repair any damage of such removal.

      5.9 Personal Property. Tenant shall be solely responsible for paying all personal property taxes assessed on all furnishings, trade fixtures, equipment, inventory, or other personal property of Tenant or any person holding under Tenant on the Premises ("Tenant Property") or any personal property of any other person at the Premises. Tenant shall use reasonable efforts to have Tenant Property taxed separately from the Premises. All Tenant Property at the Premises shall be at the sole risk of Tenant. To the maximum extent permitted by applicable law, Landlord shall not be liable for any loss or damage to person or property resulting from any accident, theft, vandalism or other occurrence on the Premises, including damage resulting from water, wind, ice, steam, explosion, fire, smoke, chemicals, the rising of water or leaking or bursting of pipes or sprinklers, defect, structural or non-structural failure, or any other cause.

      5.10 Damage and Hazardous Materials. Tenant shall not itself, or permit or suffer persons to, either with or without negligence, injure, overload, deface, damage or otherwise harm the Premises or any part or component thereof; commit any nuisance; permit the existence, emission, discharge, release or other escape of any oil or petroleum products, asbestos, polychlorinated biphenyls or any biologically or chemically active or other hazardous or toxic materials, substances or wastes whether in solid, liquid or gaseous state, whether existing or released prior to or after the Commencement Date (collectively, "hazardous materials," but excluding common office products such as copy machine toner and the like that are used in compliance with applicable laws) so as to impregnate, impair or in any manner affect, even temporarily, any element or part of the Premises or the property or person of others, or allow the storage, generation, disposal or use of such (collectively "hazardous materials activities") in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such materials; nor shall Tenant permit to be brought onto the Premises any such materials except to use in the ordinary course of Tenant's business; permit any noise or odors to emanate beyond the Premises; or permit any waste whatsoever to the Premises. Landlord may inspect the Premises from time to time as long as it does not materially interfere with Tenant's use of the Premises and its business operations, and Tenant will cooperate with such inspections. Tenant shall, promptly following Landlord's written request, provide Landlord with true and complete copies of any filings or reports submitted by Tenant to any governmental agency relating to hazardous materials or hazardous materials activities. If required by Landlord's mortgagee or governmental agency or if Landlord has a good faith reason to believe a release may have occurred or a threat of release exists on or about the Premises or hazardous materials activities do not conform to all laws, then Landlord may, but need not, perform appropriate testing in a commercially reasonable manner and the reasonable costs thereof shall be reimbursed to Landlord by Tenant upon demand as additional rent. Notwithstanding the foregoing, Landlord shall notify Tenant if such testing is required by Landlord's mortgagee or by a governmental agency and, except in the case of an emergency or to the extent contrary to applicable laws or Landlord's obligations under loan documents, Landlord shall use good faith efforts to provide Tenant with a reasonable opportunity to provide information relevant to Landlord's mortgagee or the governmental agency's determination whether such testing is necessary, so long as no waiver of any Landlord rights or other material liability or cost to Landlord may result, Tenant indemnifies Landlord in connection therewith in the manner provided in Section 5.6, and Landlord's mortgagee and governmental agency confirm in writing that no such testing is necessary. Without limitation, hazardous materials shall include all substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.; in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.;

in the Hazardous Materials Transportation Act; in the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E and all other laws governing similar matters as they may be amended from time to time. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence or absence of hazardous materials on the Premises or Landlord's property. Without limiting the foregoing, if any hazardous material is ever found to be present in, on, at, under or about the Premises (except as permitted as set forth above), whether caused or permitted by Tenant or persons acting under Tenant, then Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such hazardous materials. In all events, and without limitation, Tenant shall indemnify Indemnitees in the manner elsewhere provided in this Lease with respect to hazardous materials and hazardous materials activities whether or not consented to by Landlord or otherwise lawful (and for these purposes, the loss indemnified shall include any costs of investigation or remediation, any claim of personal injury or property damage to any person and any claimed decrease in value of or adverse impact on marketability to the Premises or any part of Landlord's property including the Premises). Tenant's indemnifications in the preceding sentence shall not extend to hazardous materials that Tenant conclusively demonstrates were first brought to the Premises by parties other than Tenant (or anyone acting by, through or under Tenant) after the expiration or earlier termination of the Term, vacating of the Premises and removal of all of Tenant's property from the Premises. Without implying that other covenants do not survive, the covenants of this Section shall survive the Term. Tenant shall from time to time at reasonable intervals upon Landlord's request confirm all of the foregoing covenants directly to Landlord's mortgagee, and in that connection shall execute and deliver to such Landlord's mortgagee hazardous materials indemnities in such form and substance as such lenders then require of borrowers.

      If Tenant or any person acting under Tenant has used hazardous materials or conducted hazardous materials activities on the Premises, then not less than six (6) months prior to vacating the Premises at the expiration or earlier termination of the Term, Tenant at its sole cost shall provide Landlord with an environmental report by a qualified third party environmental assessment firm reasonably approved by Landlord, which report shall include such testing as the third party environmental assessment firm deems prudent under the circumstances. Tenant shall take such action as may be necessary in order to allow the third party environmental assessment firm to conclude in such report either that the Premises are free from any hazardous materials, or that hazardous materials are present in compliance with all applicable laws (and in such case such report shall identify the hazardous materials and contain recommendations for removing or remediating the hazardous materials). At the expiration or earlier termination of the Term, Tenant shall cause the Premises to be free of any material amounts of hazardous materials. Nothing herein contained shall be construed to limit or impair Tenant's obligation regardless of the results of any such report.

      It is the intent of the parties that Tenant, and not Landlord, assume all of the risks and liabilities of hazardous materials released on, at, or under the Premises before or after the Commencement Date or coming onto the Premises from any source whatsoever during the Term; provided that Tenant shall have no liability to Landlord for hazardous materials that migrate onto the Property from an adjacent property after the Commencement Date if Tenant conclusively proves that such hazardous materials so migrated onto the Premises after the Commencement Date from a source outside of the Premises for which Tenant bears no responsibility. Landlord, which purchased the Premises from Tenant, shall have no liability to Tenant for any hazardous materials (if any) released or existing on, at, or under the Premises prior to the Commencement Date.

      Reference is made to a Level 2 Environmental Site Assessment for the Property performed by LFR Levine Fricke and the Summary of Findings thereof dated May 20, 2003 (the "Phase II Interim Report"). Tenant shall, at its sole expense, use commercially reasonable efforts to cause LFR promptly to issue the final Phase II report together with a letter, in form and substance reasonably acceptable to Landlord (the "Reliance Letter"), allowing Landlord and its lender to rely on such final Phase II report and any additional reports, findings or certifications provided to Tenant in connection therewith (such final phase II report, together with the Phase II Interim Report, is hereinafter referred to as the "Phase II Report"), provided that such reliance shall be in accordance with the terms and conditions of LFR's proposal to Tenant dated October 20, 2002. Tenant agrees that the final Phase II report, together with the Reliance Letter, shall be delivered to Landlord as promptly as possible following the date hereof and no later than three business days after the date on which such final Phase II report is delivered to Tenant. Tenant shall as soon as reasonably possible after the Closing Date, but in any event within 360 days after the Closing Date or such shorter period as may be required by applicable law, time being of the essence (in each case subject to any delay caused by acts of God), complete each of the following: (W) cause the additional testing, investigation, and studies recommended in the Phase II Report to be conducted, (X) cause all remedial action and cleanup recommended in the Phase II Report to be undertaken and completed as set forth in the Phase II Report and otherwise in accordance with applicable law, and carry out and complete any further remediation in accordance with applicable law, such that a Permanent Solution Response Action Outcome will have been achieved for the Property pursuant to a 310 CMR 40.000 et seq. and all other applicable law, with only such Activity and Use Limitations or other ongoing conditions or requirements as are reasonably acceptable (in form and substance) to Landlord (it being agreed that it shall be reasonable for Landlord to reject any Activity and Use Limitation or other ongoing condition or requirement that would have a material adverse impact on the value or marketability of the Property for manufacturing, distribution, office or warehouse uses); (Y) cause all notifications and submittals described in the Phase II Report or otherwise required under applicable law to be timely made to the appropriate governmental authorities and provide copies of such notifications to Landlord, including without limitation the following submittals to the Massachusetts Department of Environmental Protection: a 120-day written Release Notification Form (to be submitted by September 6, 2003); a "Phase I/Tier Classification" submittal; a Release Abatement Measure (RAM) Plan to the extent recommended by the LSP or otherwise required by applicable law; a RAM Completion Report; and a Response Action Outcome; and (Z) provide Landlord and any third party lender to Landlord with third party documentation reasonably acceptable to Landlord and any such lender that all remedial action described in clause (X) and (Y) above has been carried out in accordance with the Phase II Report and otherwise in accordance with applicable law, including without limitation providing written evidence satisfactory to Landlord and any such lender that a Permanent Solution Response Action Outcome, with only such Activity and Use Limitations or other ongoing conditions or requirements as are reasonably acceptable to Landlord, has been achieved and has become effective with respect to the environmental conditions at the Property and that all filings, submission, and approvals relating to such Permanent Solution Response Action Outcome have been carried out in accordance with 310 CMR 40.000 et seq. and all other
applicable law.   Tenant shall thereafter, at all times during the term of
the Lease, at its sole expense, cause all actions to be taken necessary to maintain such Permanent Solution Response Action Outcome in full force at all times, including without limitation complying with any ongoing monitoring, maintenance, or reporting obligations required under such Permanent Solution Response Action Outcome and providing evidence of such compliance to Landlord upon Landlord's reasonable request. If during the term of the Lease Landlord is ever required to undertake any action to maintain such Permanent Solution Response Action Outcome in full force, Tenant shall promptly reimburse all costs incurred by Landlord in undertaking such action. Tenant's indemnity obligations set forth elsewhere in this Lease shall include any cost, loss, or damage incurred by Landlord and arising in connection with any subsequent audit by the Massachusetts Department of Environmental Protection (or any successor governmental entity) of the Permanent Solution Response Action Outcome or any submissions, reports, or conditions relating thereto, including without limitation the cost of any additional remediation required pursuant to such audit.

      In addition to its other obligations under this Lease, on the date hereof, Tenant shall pay Landlord $122,569 which Landlord shall use to purchase an environmental insurance policy insuring Landlord with respect to the Premises.

      5.11 Liens. Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge by bonding or otherwise, any lien on Landlord's fee interest in the Premises, the Annual Base Rent and/or Additional Rent, other than the mortgage(s) held by Landlord's mortgagee (and any assignment of leases or rents collateral thereto), the Permitted Exceptions in existence on the Commencement Date and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord other than Tenant. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in the Premises or any part thereof through or under Tenant, and that no mechanic's or other liens for any such labor, services or materials shall attach to or affect the fee interest of Landlord in and to the Premises.

      5.12 Condition on Expiration. At the expiration or earlier termination of the Term, Tenant (and all persons claiming through Tenant) shall without the necessity of notice vacate and surrender the Premises broom-clean and in good and tenantable condition reasonable wear and tear excepted. As part of such delivery, Tenant shall also provide all keys (or lock combinations, codes or electronic passes) to the Premises; remove all signs regardless of date of installation wherever located and all Tenant Work except for any items of such Work that Landlord in its sole discretion may direct Tenant to surrender; remove all Tenant Property and other personal property whether or not bolted or otherwise attached; and remove all of Tenant's signs wherever located. If requested in writing, Landlord shall advise Tenant at the time of Landlord's approval of Tenant Work (or for Tenant Work not requiring Landlord's approval, within thirty (30) days of Tenant's written request) whether Landlord requires removal of such Tenant Work at the expiration or earlier termination of the Term. Tenant shall repair all damage that results from such removal and restore the Premises substantially to a fully functional and tenantable condition (including the filling of all floor and wall holes, the removal of all disconnected wiring back to junction boxes, the replacement of all damaged ceiling tiles and the repair of any damage caused by the removal of any bolted or anchored equipment). Any property not so removed shall be deemed abandoned, shall (if Landlord so elects) become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the cost of removal and disposal to Landlord upon demand. Notwithstanding anything to the contrary contained herein, upon expiration or earlier termination of this Lease, all fixtures regardless of date of installation that are integral to the operation of the Premises and are not "trade fixtures" of Tenant, including the heating, ventilation and air conditioning systems, shall remain on the Premises and be the property of Landlord; provided, however, that at Landlord's election, Tenant shall, at its expense and in compliance with all applicable laws, remove any piping, venting systems and other similar equipment or fixtures not representing standard HVAC and potable water equipment or fixtures. Without implying that other covenants do not survive, the covenants of this Section shall survive the Term.

      5.13 Holding Over. If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, then without limiting Landlord's other rights and remedies the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay monthly rent (pro rated for such portion of any partial month as Tenant shall remain in possession) at a rate equal to the Holdover Rate (defined below) times the greater of (a) fair market rent, or (b) the amount payable as Annual Base Rent for the twelve-month period immediately preceding such expiration or termination, and in either case with all Additional Rent also payable as provided in this Lease. The Holdover Rate shall be 110% for the first month of holding over, 120% for the second month of holding over, 130% for the third month of holding over and 150% for each month thereafter. After Landlord's acceptance of the full amount of such rent for the first month of such holding over, the person remaining in possession shall be deemed a tenant at will at such rent and otherwise subject to all of the provisions of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof without process or by any legal process in force in the state where the Property is located. In any case, Tenant shall remain liable to Landlord for all damages, including consequential damages, resulting from any failure by Tenant to vacate the Premises or any portion thereof when required hereunder.

      5.14  Intentionally Omitted.

      5.15 Financial Reporting. Tenant shall provide Landlord with accurate and complete copies of each Form 10Q and Form 10K filed with the Securities and Exchange Commission simultaneously with the filing thereof. If at any time Tenant's stock is not listed on the NYSE or the NASDAQ, Tenant shall provide Landlord with the reports set forth on Exhibit E.

      5.16  Capital Expenditures.

      Tenant shall make third party expenditures (in calendar 2003) in the amount of Sixty Seven Thousand One Hundred Eighty Five Dollars ($67,185.00) on the Capital Expenditure items set forth in Exhibit H hereto (the "Capital Expenditure Items"). Landlord and Tenant acknowledge and agree that the work referred to as Full Depth Asphalt Repairs ($15,000) and New Asphalt Overlay ($35,000) are deemed deleted from Exhibit H because they are subsumed within the work to be undertaken in accordance with Section
5.17 below. On or before 5 p.m. on December 30, 2003, Tenant shall deliver to Landlord a statement certified by Tenant's third party consultant as to which Capital Expenditure Items have been completed and the actual costs thereof (the "Capital Expenditure Statement").


      5.17  Additional Payments for Certain Improvements.

            (a) Commencing on the Commencement Date and by the first day of each subsequent calendar month during the first five years of the Term until the Approved Parking Area Work (defined below) is fully completed and paid for as provided below, Tenant shall pay to Landlord $7,176.00 (all such amounts paid to Landlord, the "Improvement Funds"). The Improvement Funds may be commingled with other funds of Landlord and shall not constitute an asset of Tenant, and no fiduciary relationship shall be created with respect to such funds.

            (b) On or prior to September 15, 2003, Tenant shall submit plans, specifications, and contractors bids for the improvement and repair of the Lower Gravel Parking Lot (defined below). Upon request of Landlord, Tenant shall submit any other materials reasonably requested by Landlord in connection with such proposed improvement. After consultation with Tenant, Landlord shall notify Tenant as to the scope of improvement and repair reasonably approved by Landlord for the Lower Gravel

Parking Lot. Tenant shall obtain all permits and approvals necessary for the proposed improvements. Within thirty (30) days following receipt of such notification, but subject to any delay resulting from causes beyond Tenant's control, Tenant shall commence and thereafter diligently work to complete the improvement and repair the Lower Gravel Parking Lot at its sole cost and expense in accordance with the scope of work approved by Landlord and otherwise in accordance with the requirements applicable to Tenant Work in this Lease and applicable law ("Approved Parking Area
Work").   The term "Lower Gravel Parking Lot" means the parking area at the
Property more particularly shown on the sketch attached hereto as Exhibit
I.

            (c) Except as hereinafter provided and so long as no Event of Default has occurred, upon completion of the Approved Parking Area Work or portions thereof, Tenant may submit third party invoices and evidence of payment for such work to Landlord and may request reimbursement for such costs actually incurred by Tenant to the extent of the amount of the Improvement Funds actually paid to Landlord by Tenant. In no event shall any approval from Landlord relating to the Approved Parking Area Work be deemed to be a judgment from Landlord that the Approved Parking Area Work can be completed within a certain budget or for an amount less than or equal to the amount of the Improvement Funds actually paid to Landlord by Tenant; to the extent any Tenant Work on the Lower Gravel Parking Lot exceeds the amount of the Improvement Funds actually paid to Landlord by Tenant, all excess cost shall be borne by Tenant at its expense without reimbursement.

            (d) If Tenant has not completed improvement and repair of the Lower Gravel Parking Lot satisfactory to Landlord on or before June 30, 2004, Landlord may, in its sole discretion and without obligation to do so, use all or any portion of the Improvement Funds to carry out such improvement and repair of the Lower Gravel Parking Lot substantially in accordance with the plans approved by Landlord as provided for above (or, if no such plans have been approved by Landlord, then as Landlord may deem appropriate).

            (e) If there is a monetary or other material default by Tenant in its obligations under this Lease, and if such default continues beyond any applicable notice and cure period (or if the giving of notice is barred by applicable law), Landlord may, but shall not be obliged to, apply all or any portion of the Improvement Funds to the extent necessary to cure the default. After any such application by Landlord of the Improvement Funds, Tenant shall promptly pay to Landlord an amount equal to the Improvement Funds so expended. Within thirty (30) days after the expiration or sooner termination of the Term, and provided that no default exists under this Lease, the amount of the Improvement Funds not expended as provided for above shall be returned to the Tenant.

            (f) In the event of a sale of the Premises or lease, conveyance or transfer of the Premises, Landlord shall have the right to transfer the Improvement Funds to the transferee and Landlord shall upon such transfer be released by Tenant from all liability for the return or use of such Improvement Funds; and subject to Article IX, following such transfer Tenant agrees to look to the transferee solely for the return of said Improvement Funds. The provisions hereof shall apply to every transfer or assignment made of the Improvement Funds to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber its rights with respect to the Improvement Funds, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance. Tenant will enter into such agreements as Landlord's lender may request with respect to the assignment of the Improvement Funds to such lender. In connection with any transfer of the Premises, Tenant shall cooperate with Landlord in the assignment of the Improvement Funds to the transferee and, if requested by the transferee.

      5.18  Landlord Repair.

            (a) Beginning in Lease Year 11, subject to Article VII, and except for damage caused by any act or omission of Tenant, or Tenant's employees, agents, contractors or invitees, Landlord shall be responsible for the reasonable repair (and if and as necessary, the replacement) of the foundations, exterior walls, structural walls and roof of the Premises in the manner set forth in Section 5.18(c). Landlord shall not be obligated to repair and replace other portions of the Premises, including glass, windows, doors, parking lots, loading bays, Building Systems or the surfaces of walls, whether interior or exterior (all of which responsibility shall be Tenant's), or to repair or maintain any part of the Tenant Work performed by Tenant under Section 5.1, or for any repair or replacement arising from any overburdening of the Premises by Tenant, any failure by the Tenant to care for, inspect and maintain the Premises and Building Systems in accordance with this Lease and otherwise in a commercially reasonable manner or any other act or omission of Tenant or its agents, contractors or invitees. Tenant shall promptly report in writing to Landlord any defective condition known to it that Tenant believes Landlord is required to repair.

            (b) Beginning in Lease Year 11, subject to Article VII, if a legal requirement first effective after the commencement of Lease Year 11 shall render the Premises to be in material violation of law (other than a violation arising from any work performed by or for Tenant at the Premises, Tenant's layout or manner of use or business or otherwise arising from the acts or omissions of Tenant or Tenant's employees, agents, contractors or invitees) and requires a capital expenditure to cure such violation of law, then (i) Tenant shall so notify Landlord in a written report describing the nature and causes of such failure or violation, the alternative corrective measures, and the Tenant's recommendation for replacement or correction of such violation, and (ii) Landlord shall repair the affected item in the manner set forth in Section 5.18(c). Notwithstanding anything to the contrary in this paragraph, (A) subject to Section 7.2(b) in the case of a casualty, Tenant shall be solely responsible for the cost to repair, replace or upgrade any alterations, additions, improvements, repairs, or replacements that are performed by or on behalf of Tenant in the Premises; and (B) Landlord shall have no responsibility for any capital expenditures under this paragraph until such time as the aggregate amount spent by Tenant from and after the commencement of Lease Year 11 on capital expenditures under this paragraph, exclusive of expenditures arising from any work performed by or for Tenant at the Premises, Tenant's layout or manner of use or business or otherwise arising from the acts or omissions of Tenant or Tenant's employees, agents, contractors or invitees, equals or exceeds $250,000.

            (c)   In the event that Landlord has a repair obligation under
Section 5.18(a) or Section 5.18(b), and Landlord receives written notice from Tenant thereof as required by Section 5.18(a) and Section 5.18(b), then Landlord at its election may (i) repair the affected item if Landlord determines that such repairs can be effected; and/or (ii) replace all or parts of such items (or in the case of a violation requiring a capital expenditure under Section 5.18(b), install such capital item); or (iii) require that Tenant perform such work in accordance with Section 5.1. In any case under clauses (i), (ii) and (iii) in the preceding sentence, the costs of such work shall be allocated and paid as follows. If Landlord elects to perform any work or replacements required under this Section 5.18, then, prior to the commencement of such work or replacement, Tenant shall pay to Landlord Tenant's Share (defined below) thereof; provided, however, that Landlord may elect to give Tenant the option to pay Tenant's Share during the balance of the Term through a monthly payment equal to the monthly amount necessary to amortize Tenant's Share, with interest at a rate equal to 1% over the prime rate of interest published in the Wall Street Journal, in equal monthly installments over the remainder of the Term (with such monthly payments being due on the first day of each month). If Landlord elects to have Tenant perform such work or replacement, then Landlord's Share (defined below) shall be paid within thirty (30) days after Landlord receives reasonably acceptable evidence that the work has been completed and paid in full, after deducting any amounts due and owing Landlord by Tenant. For the purposes of this Section 5.18, the term "Tenant's Share" shall mean the portion of the cost of any such work or replacement, amortized over the useful life of such items determined by Landlord in accordance with generally accepted accounting principles, allocable to the remainder of the Term. The term "Landlord's Share" shall mean the portion of the cost of any such work or replacement, amortized over the useful life of such items, allocable to the period between the date the Term of this Lease is scheduled to expire and the date that represents the end of the useful life of such items determined by Landlord in accordance with generally accepted accounting principles. Landlord shall reasonably determine the amortization of such costs in accordance with generally accepted accounting principles and the calculation of Tenant's Share and Landlord's Share. If any item of repair or replacement is necessary due to casualty or condemnation, Landlord shall not be obligated to make repairs or restoration in excess of the proceeds of insurance or eminent domain award recovered net of Landlord's reasonable costs of collection. To the extent Landlord has any repair obligations under Section 5.18, the performance of any such work shall take priority over any Tenant Work in Landlord's reasonable judgment.

                                 ARTICLE VI
                                 ----------

                          Assignment and Subletting
                          -------------------------

      6.1 Landlord's Consent Required. Except for Permitted Transfers, Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or advertise the Premises for assignment or subletting or permit the occupancy of all or any portion of the Premises by any person other than Tenant (each of the foregoing actions are collectively referred to as a "transfer") without obtaining, on each occasion, the prior written consent of Landlord in accordance with Section 6.4 below. A transfer shall include any transfer of Tenant's interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise or any sale of a substantial part of Tenant's assets. As used in this Lease, the term "Permitted Transfer" means: (1) a sublease to any subsidiary in which Tenant owns substantially all voting stock and control or to any parent owning substantially all voting stock and control of Tenant, (2) any assignment incident to the sale of substantially all of Tenant's assets or its stock, or (3) a statutory merger, or to any corporation resulting from the consolidation, of Tenant with any other entity where in either case of clause (2) or (3) the person succeeding to Tenant's interest immediately thereafter has a net worth equal to or in excess of that of Tenant as of the Commencement Date. Any transfer shall be subject to this Lease, all of the provisions of which shall be conditions to such transfer and be binding on any transferee. No transferee shall have any right further to transfer its interest in the Premises except back to Tenant, and nothing herein shall impose any obligation on Landlord to consider any request for a further transfer.

      6.2   Intentionally Omitted.

      6.3 Right of Termination or Recapture. Except for Permitted Transfers, if Tenant proposes a transfer of the entire Premises or of more than fifty percent of the rentable floor area of the Premises, in Tenant's request for consent under Section 6.4 (the "Tenant Request") Tenant shall offer to Landlord in writing the right to terminate this Lease as to the area in question as of the date specified in the offer. If Landlord shall elect in writing to accept the offer to terminate within thirty days after receipt of such offer ("Landlord's Termination Acceptance"), this Lease shall so terminate as to the area in question as of the date specified in such offer, and all of the provisions of this Lease governing termination shall apply, unless Tenant, within thirty days from its receipt of Landlord's Termination Acceptance, provides Landlord with a written notice in which Tenant unconditionally revokes the Tenant Request. If Landlord does not timely issue a Landlord Termination Acceptance, Tenant shall then comply with the provisions of this Article applicable to a transfer.

      6.4   Procedures.  (a)  Tenant's request for consent under this
Article VI shall set forth the details of the proposed transfer (and at least ten days prior to any Permitted Transfer Tenant shall deliver to Landlord the details of the proposed transfer), including: (i) the name, business and financial condition of the prospective transferee, together with a reasonably detailed description of the manner in which the prospective transferee will use the Premises; (ii) a true and complete copy of the proposed instrument containing all of the terms and conditions of such transfer, (iii) a written agreement of the assignee, subtenant or licensee, in form reasonably approved by Landlord, agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease and agreeing that there are no obligations from Landlord to such transferee whatsoever, and (iv) any other information Landlord reasonably requests. Subject to the foregoing provisions of this Article VI, Landlord's consent to a proposed transfer of all or part of the Premises shall not be unreasonably withheld or delayed. Tenant hereby acknowledges that the creditworthiness and experience of Tenant was a material inducement to Landlord in connection with the consummation of this Lease, and accordingly, in determining whether to approve a proposed transfer, Landlord may take into account the financial capacity of such proposed transferee and the experience of such party in operating similarly situated properties. Tenant shall pay to Landlord, as Additional Rent, Landlord's reasonable attorneys' fees in reviewing any transfer requiring Landlord's consent, whether or not Landlord consents, in an amount not to exceed $5,000.

            (b) With respect to any request for Landlord's approval of a Transfer, Landlord must respond to a request from Tenant within ten (10) business days after Landlord's receipt of the items specified in Section 6.4(a)(i)-(iv) above or Landlord's right to approve the request is deemed waived, if the request from Tenant complies with the following requirements (the "Special Notice Provisions"):

            (1) The request must be in writing, and copies of the request must be sent to both Landlord and Landlord's counsel in accordance with the notice provisions of Section 10.1 below; and

            (2) The request must contain a blank sheet on the top of it with only the following language appearing in the middle of the sheet: LANDLORD MUST RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS FROM THE DATE OF LANDLORD'S RECEIPT OF THIS NOTICE OR LANDLORD'S RIGHT TO CONSENT TO OR APPROVE THIS REQUEST WILL BE DEEMED WAIVED.

In the event Tenant fails to comply with the Special Notice Provisions, (i) Landlord shall not be required to respond within the specific period of time, (ii) Landlord's right to consent to or approve the request will not be deemed waived if Landlord fails to respond within the specific period of time, and (iii) Landlord shall not be deemed to have consented to or approved the request if Landlord fails to respond with the specific period of time. If the proposed Transfer would require the consent of Landlord's lender, Landlord's response shall state that any approval given by Landlord is conditioned upon the approval of the proposed Transfer by Landlord's lender.

            (c) Notwithstanding the foregoing provisions of this Article VI, Tenant may enter into subleases without the Landlord's prior consent provided that each of the following conditions is satisfied: (i) there is no then existing Event of Default by Tenant and no uncured notice of any facts or circumstances has been given to Tenant that, if not cured within an applicable cure period, will become an Event of Default; (ii) the cumulative total of the Premises subject to subleases does not exceed 50,000 square feet; (iii) the aggregate amount of space subject to subleases does not exceed 25% of the total rentable space at the Premises;
(iv) at least ten (10) days before executing any such sublease, Tenant shall deliver to Landlord the information described in Section 6.4(a)(i)-(iv) together with a certification by Tenant that the conditions set forth in this Section 6.4(c)(i)-(iii) are satisfied with respect to the prospective sublease; (v) Landlord shall determine, in its reasonable business judgment, that the manner in which the prospective subtenant will use the Premises will not materially and adversely affect the condition or safety of the Premises; and (vi) Tenant shall provide Landlord with a fully executed copy of such sublease within ten (10) days of its execution.

      6.5 Profits. Except for Permitted Transfers and whether or not Landlord's consent is required, if the consideration, rent, or other charges payable to Tenant under such transfer exceed the rent and other charges to be paid hereunder and Tenant's Transfer Expenses (pro rated based (a) on floor area in the case of a subletting, license or other occupancy of less than the entire area of the Premises and (b) over the remaining Term), then Tenant shall pay to Landlord, as Additional Rent, fifty percent of the amount of such excess when and as received. Tenant's Transfer Expenses shall mean Tenant's reasonable and necessary payments to third parties in connection with such a transfer on account of brokerage, legal and fit-up costs. Without limiting the generality of the foregoing, any lump-sum payment or series of payments (including for the purchase or use of so-called leasehold improvements but excluding any Permitted Transfers as referred to in Section 6.1 above) on account of any transfer shall be deemed to be in excess of rent and other charges in its or their entirety.

      6.6 No Release. Notwithstanding any transfer and whether or not the same is a Permitted Transfer or is consented to, Tenant's (and any guarantor's) liability to Landlord shall remain direct and primary. Any transferee of all or substantially all of Tenant's interest in the Premises, including any such transferee by virtue of a Permitted Transfer, shall be deemed to have agreed directly with Landlord to be jointly and severally liable with Tenant for the performance of all of Tenant's covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be a default). Tenant hereby irrevocably authorizes Landlord to collect rent and other charges from any transferee (and upon notice any transferee shall pay directly to Landlord) and apply the net amount collected to the rent and other charges reserved under this Lease. No transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant or any guarantor from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any transfer shall not relieve Tenant or any transferee from the obligation of obtaining the express consent of Landlord to any modification of such transfer or a further transfer by Tenant or such transferee. Notwithstanding anything to the contrary in the documents effecting the transfer, Landlord's consent shall not alter in any manner whatsoever the terms of this Lease, to which any transfer at all times shall be subject and subordinate. The breach by Tenant or any transferee of any covenant in this Article shall be an Event of Default for which there is no cure period. Failure by Landlord to consent to a proposed transfer shall never cause a termination of this Lease or subject Landlord to any damages beyond Tenant's direct costs of establishing its entitlement to such consent.


                                 ARTICLE VII
                                 -----------

                         Insurance; Casualty; Taking
                         ---------------------------

      7.1 Insurance. (a) Tenant shall maintain, or cause to be maintained, at its sole expense, the insurance for the Premises specified on Exhibit F hereto (or such greater amount or additional insurance as Landlord's mortgagee may from time to time request during the Term). If:
(A) Tenant fails to perform timely its obligations under this Section 7.1, or (B) insurance escrows are required by Landlord's mortgagee, Landlord may require, among its other rights and remedies, that the insurance premiums be paid by Tenant to Landlord in monthly installments on the first day of each month in amounts reasonably estimated from time to time by Landlord to provide for the full payment of Tenant's obligation with respect to insurance thirty (30) days prior to the date the same are due. Unless such funds are held by Landlord's mortgagee, they shall be deposited into an interest-bearing account held by Landlord and Landlord will apply the escrowed funds (including the interest thereon) to the payment of the premiums as they become due or release the funds to Tenant for such payment.

            (b) Certificates of insurance shall be delivered to Landlord prior to the commencement date of the Term and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord and Landlord's mortgagee as required by this Lease. Each policy of insurance shall provide notification to Landlord and Landlord's mortgagee at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage. Tenant shall provide Landlord with a copy of any such policy, promptly after request. Each policy of insurance shall state that any loss shall be payable in accordance with the policy terms notwithstanding any act or neglect of Tenant or Landlord. Each policy of insurance shall include an endorsement waiving the insurer's rights of subrogation against Landlord. Without limiting any other provisions of this Lease, Tenant hereby waives any rights of recovery against Landlord for injury or loss due to hazards covered by such insurance. The amount and coverage of any insurance required to be carried by Tenant hereunder shall not limit Tenant's liability to Landlord for its obligations to Landlord under this Lease.

            (c)(i) Provided that there is no monetary or other material default by Tenant under this Lease, insurance claims by reason of damage to or destruction of any portion of the Premises shall be adjusted by Tenant; provided, however, that no settlement on account of any loss or damage in excess of $100,000 shall be made with any insurers without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed) and Landlord's mortgagee, and provided further that, with respect to any loss or damage giving rise to any Landlord repair obligation under Section 5.18, Landlord shall have the right at its option to settle on account of such loss and adjust any such claim. Tenant shall, promptly after such damage or destruction, advise Landlord and Landlord's mortgagee of such occurrence and consult with Landlord and Landlord's mortgagee throughout the process of adjusting any such claim, and both Landlord and Landlord's mortgagee shall be fully advised as to all matters on a current basis. Landlord shall not be required to prosecute any claim against, or to contest any settlement proposed by, an insurer. Tenant may, at its expense, prosecute any such claim or contest any such settlement in the name of Landlord, Tenant or both, except to the extent Landlord has elected to settle losses and adjust claims as set forth above, and Landlord will join therein at Tenant's written request upon the receipt by Landlord of an indemnity from Tenant against all costs, liabilities and expenses in connection therewith.

            (c)(ii) Subject to the provisions of Section 7.2, and except to the extent Landlord has elected to settle losses and adjust claims as set forth above, proceeds from the property insurance policy shall be placed by Landlord or Landlord's mortgagee with a third-party institutional depository (such as a title insurance company) reasonably acceptable to Landlord, Tenant and Landlord's mortgagee and made available by such institutional depository to Tenant and/or Landlord, as appropriate, for the cost of repair or restoration, but only against certificates of Tenant delivered to Landlord or Landlord's mortgagee from time to time as such work or repair progresses, each such certificate describing the work or repair for which Tenant is requesting payment and the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such work and has sufficient funds remaining to complete the work free of liens or claims. (Notwithstanding the foregoing, but subject to the consent of Landlord's mortgagee, and so long as Landlord has no repair obligations under Section 5.18, proceeds in a total amount of less than $100,000 shall be made directly available to Tenant for such repair or restoration without the need for a third-party institutional depository.) At the request of Landlord or Landlord's mortgagee, such certificates will be accompanied by appropriate evidence with respect to the completion of such work or repair to date (including an architect's or engineer's certificate), the amount of funds required to complete the work, payment for labor and materials to date and/or the absence of liens or encumbrances arising from the work, and compliance with the requirements of Section 5.1. Prior to the release of any such proceeds, and at any time thereafter upon notice from Landlord, Tenant shall provide Landlord with reasonable evidence of the availability of such additional sums (beyond any insurance proceeds) as may be required, in Landlord's reasonable estimation, to complete the work. Subject to the provisions of Section 7.2, any proceeds remaining after Tenant has repaired the Premises pursuant to Section 7.2 shall be delivered to Tenant. No payment shall be made to Tenant pursuant to this Section 7.1(c) if there shall exist an Event of Default under the terms of this Lease. Notwithstanding the foregoing, excess insurance proceeds shall not be delivered to Tenant if Landlord has had repair obligations under Section 5.18.

      Until completion of the repair, if and so long as an Event of Default exists, business interruption insurance proceeds shall be paid to Landlord (or Landlord's mortgagee) to the extent of Base Rent and Additional Rent (to the extent the same is payable to Landlord, not to a third party), when due and payable. The balance, if any, of such proceeds shall be paid to Tenant or as Tenant may direct. If there is no Event of Default, then business interruption insurance shall be payable to Tenant.

            (d) In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated, to purchase the necessary insurance and pay the premium. Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all expenses (including reasonable attorneys' fees) and damages that Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

            (e) Landlord or Landlord's mortgagee shall not be limited in the proof of any damages which Landlord or Landlord's mortgagee may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep in force insurance, as provided above, to the amount of the insurance premium or premiums not paid or incurred by Tenant and which would have been payable under such insurance; but Landlord and Landlord's mortgagee shall also be entitled to recover as damages for such breach, the uninsured amount of any loss, and costs and expenses of suit suffered or incurred by reason of or damage to, or destruction of the Premises, occurring during any period when the Tenant shall have failed or neglected to obtain the insurance required to be carried by Tenant hereunder. Tenant shall indemnify and hold harmless Landlord and Landlord's mortgagee in the manner set forth in Section 5.6 for any liability incurred by Landlord or Landlord's mortgagee arising out of any deductibles for insurance required to be carried by Tenant hereunder.

            (f) Tenant shall obtain insurance for all Tenant Property for its full replacement cost. In addition, during the performance of any Tenant Work, Tenant shall also maintain insurance as provided in the Tenant Work Insurance Requirements attached in Exhibit D.

            (g) Landlord shall not be required to maintain any insurance under this Lease. To the extent that Landlord, in its sole discretion and (except as provided in Section 7.1(d)) at its sole cost and expense, elects to maintain any insurance for its own account, such insurance shall not be contributory and shall be excess over any insurance maintained by Tenant.

      7.2 Damage or Destruction of Premises. (a) Except as otherwise expressly provided in Section 7.2(b) below, if all or a part of the Premises shall be damaged or destroyed by casualty, and if the estimated cost of rebuilding, replacing and repairing the same shall be or exceed $100,000, or in any case giving rise to Landlord's obligation to repair under Section 5.18, Tenant shall promptly notify Landlord thereof; and (whether or not such estimated cost shall be or exceed $100,000) Tenant shall, with reasonable promptness and diligence whether or not any insurance proceeds are available or adequate for such purpose, except to the extent Landlord's mortgagee does not make insurance proceeds available for such purpose, and regardless of the dollar amount or cause of such damage or destruction, rebuild, replace and repair any damage or destruction to the Premises, at its expense, in conformity with the requirements of Section 5.1, and subject to Section 5.18, in such manner as to restore the same to the same condition, as nearly as possible, as existed prior to such casualty and there shall be no abatement of Base Rent or Additional Rent. Notwithstanding the foregoing, if (i) a part of the Premises shall be damaged or destroyed by casualty, (ii) such casualty was not caused, in whole or in part, by the intentional act or gross negligence of Tenant or Tenant's employees, agents, invitees, affiliates or contractors, (iii) Tenant's obligation to rebuild, replace and repair is excused under this Section 7.2(a) because Landlord's mortgagee does not make insurance proceeds available therefor but instead applies the same toward the obligations of Landlord under its loan, and (iv) such unavailability of insurance proceeds results in the permanent loss of rentable floor area of any building, then Annual Base Rent shall be proportionally abated in a manner reasonably acceptable to Landlord and Tenant. If the conditions described in the preceding sentence are met, and if Landlord has elected in its sole discretion not to pay for or perform any repairs, then the actual, third-party costs paid for by Tenant shall be taken into account in the determination of the equitable abatement of rent under the preceding sentence, but only to the extent such costs were necessary to render the Premises safe and legally occupiable. Notwithstanding anything herein to the contrary, if there shall have been an Event of Default under the terms of this Lease and if Landlord has terminated the term of this Lease pursuant to Article VIII, Landlord, in the exercise of its sole and absolute discretion, shall have the right to settle claims relating to any insurance proceeds from any casualty and (if Landlord has terminated the term of this Lease pursuant to Article VIII) to receive the same and to apply same toward payment of any indebtedness owed to Landlord's mortgagee instead of allowing such proceeds to be used by Tenant for the rebuilding or restoration of the damaged portion of the Premises.

            (b) Notwithstanding the provisions of Section 7.2(a), if a Major Casualty (defined below) occurs, Tenant and Landlord may, by written notice to the other within sixty (60) days of the occurrence of such Major Casualty, terminate this Lease effective as of the first day of the calendar month that is not less than thirty (30) days nor more than sixty
(60) days following the date of such notice of termination (the "Casualty Termination Date"). If this Lease is so terminated, (i) then, notwithstanding anything to the contrary in this Lease, Landlord shall have the exclusive right to deal with the applicable insurance companies and to settle all claims, (ii) all insurance proceeds (other than any proceeds attributable solely to any personal property of Tenant that Tenant is required or allowed to remove from the Premises upon the termination of this Lease) shall be paid to Landlord or Landlord's mortgagee; and (iii) on the Casualty Termination Date, Tenant shall pay to Landlord all Annual Base Rent and Additional Rent accrued through and including the Casualty Termination Date and all other amounts then accrued or due and payable by Tenant under this Lease. As used in this Lease, the term "Major Casualty" means a casualty that: (1) is not caused, in whole or in part, by the intentional act or gross negligence of Tenant or Tenant's employees, agents, invitees, affiliates or contractors; (2) causes more than 50% of the Premises to be untenantable; and (3) in the written opinion of a third party engineer reasonably acceptable to Landlord, cannot reasonably be expected to be restored to substantially the same condition that they were in before such casualty before the date (the "Outside Restoration Date") that is twelve months from the date of such casualty. In the event that
(A) there is a casualty that would be a Major Casualty but for the fact that the estimated completion date for restoration established under subsection (3) above is on or before the Outside Completion Date, (B) in accordance with Section 5.18(c), Landlord elects to undertake the restoration itself rather than require that Tenant undertake such restoration, and (C) the restoration is not substantially completed by the Outside Restoration Date, Tenant may, by written notice to Landlord within ten days from the Outside Restoration Date, terminate this Lease effective as of the first day of the calendar month that is not less than thirty (30) days nor more than sixty (60) days following the Outside Restoration Date; provided, however, that notwithstanding the foregoing provision, Tenant shall have no right to so terminate this Lease if the failure to complete the restoration by the Outside Restoration Date results in whole or in part from the acts or omissions of Tenant or from any other cause beyond Landlord's control or if Landlord otherwise is using commercially reasonable efforts to complete the restoration as soon as reasonably practicable.

      7.3 Eminent Domain. (a) Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled with respect to the taking of the Premises or any part thereof, by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary taking of the use or occupancy of the Premises or any part thereof, by any governmental authority, civil or military, whether the same shall be paid or payable in respect of Tenant's leasehold interest hereunder or otherwise. Tenant shall have no claim against Landlord for the value of the unexpired lease term or otherwise. Nothing herein shall be deemed to assign, waive, release, or limit Tenant's right to seek a separate award from the condemning authority specifically for its costs to relocate all or part of its business operations to new premises and for personal property and equipment belonging to Tenant, as and to the extent such amounts are recoverable under Massachusetts law, provided that any such award for relocation costs shall not reduce the award otherwise payable to Landlord for the Premises. Any award for Tenant's relocation costs shall not be deemed part of the "Net Award" for purposes of this Section.

            (b) Except as otherwise expressly provided for in Section 7.3(f), in the event of any taking of the Premises or any part thereof, this Lease shall be and remain unaffected thereby and rent shall not abate; provided, however, that if any portion of the rentable floor area of any building is permanently taken and restoration is not possible, Annual Base Rent shall be proportionally abated in a manner reasonably acceptable to Landlord and Tenant.

            (c) If during the Term the Premises or a portion of the Premises shall be taken by condemnation or other eminent domain proceedings, or the use or occupancy of the Premises or any part thereof shall be taken by any governmental authority; then, except as otherwise expressly provided for in Section 7.3(f), this Lease shall continue in full effect without abatement or reduction of Base Rent, Additional Rent or other sums payable by Tenant hereunder notwithstanding such taking. Tenant shall, except to the extent Landlord has a repair obligation under Section 5.18, and except to the extent that Landlord's mortgagee does not permit the use of any Net Award (as defined in Section 7.3(d)) therefor, promptly after any such taking ceases, at its expense, repair to the extent reasonably possible any damage caused thereby in conformity with the requirements of Section 5.1 so that, thereafter, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such taking. Subject to the consent of Landlord's mortgagee, in the event of any taking, Landlord shall make the Net Award (as defined in Section 7.3(d)) available to Tenant to make such repair or, if such Net Award shall be in excess of $100,000, shall place the Net Award with a third-party institutional depository (such as a title insurance company) reasonably acceptable to Landlord, Tenant and Landlord's mortgagee and such institutional depository shall make the same available to Tenant, only as such work or repair progresses as requisitioned by Tenant in accordance with good construction management practices reasonably acceptable to Landlord and acceptable to Landlord's mortgagee. Except for any damages for disruption of Tenant's business, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise; and Tenant irrevocably appoints Landlord as its attorney-in-fact with full power of substitution so to execute and deliver in Tenant's name, place and stead all such further instruments if Tenant shall fail to do so after ten (10) days notice. Subject to the consent of Landlord's mortgagee, any Net Award remaining after repairs have been made by Tenant, shall be delivered to Tenant; but only to the extent that the aggregate amount of such Net Award so remaining and all amounts theretofore paid to Tenant pursuant to this sentence do not exceed $50,000. If such amounts exceed $50,000, the excess may be retained by Landlord and applied in reduction of the principal amount of the indebtedness to any Landlord's mortgagee then outstanding at Landlord's sole option. If Landlord retains any such amount the Base Rent payable on or after the second month occurring after such retention shall be reduced equitably but in no event shall the Base Rent be reduced lower than the monthly debt payments due to any Landlord's mortgagee. Notwithstanding the foregoing, no excess amount of Net Award shall be payable to Tenant if Landlord has had a repair obligation under Section 5.18. In the event of such temporary requisition, Tenant shall be entitled to receive the entire Net Award payable by reason of such temporary requisition or portion of such temporary requisition occurring during the Term hereof, less any out-of-pocket necessary and reasonable costs incurred by Landlord in connection therewith. Landlord and Tenant shall not be obligated to make repairs under Section 5.18 and this Section 7.3(c), respectively, if the amount of the Net Award, in the case of Tenant, or the amount retained by Landlord under Section 7.3(d) net of Landlord's cost of collecting such amounts, in the case of Landlord shall exceed the cost of repairs to be made by Landlord or Tenant, as the case may be. Notwithstanding anything herein to the contrary, no payments shall be made to Tenant pursuant to this Section 7.3(c) if any Event of Default shall exist under this Lease.

            (d) For the purposes of this Lease the term "Net Award" shall mean: (i) all amounts payable as a result of any condemnation or other eminent domain proceeding, less all out-of-pocket necessary and reasonable expenses for such proceeding paid by Landlord in the collection of such amounts plus (ii) all amounts payable pursuant to any agreement with any condemning authority (which agreement shall be deemed to be a taking) which has been made in settlement of or under threat of any condemnation or other eminent domain proceeding affecting the Premises, less all out-of-pocket necessary and reasonable expenses incurred by Landlord as a result thereof in the collection of such amounts; provided, however, that the term "Net Award" shall not include any amounts described in Section 7.3(d)(i) or (ii) required by Landlord to satisfy any repair obligation under Section 5.18.

            (e) Any minor condemnation or taking of the Premises for the construction, widening, or maintenance of streets or highways shall not be considered a condemnation or taking for purposes of this Section 7.3 so long as the Premises shall not be materially adversely affected, ingress and egress for the remainder of the Premises shall be adequate for the business of Tenant and the provisions of any documents evidencing loans given by Landlord's mortgagee relating thereto shall be complied with. Tenant agrees that it will notify Landlord of any such condemnation.

            (f) Notwithstanding the provisions of Section 7.3(b)-(c), if a Major Taking (defined below) occurs, Tenant and Landlord may, by written notice to the other within sixty (60) days of the occurrence of such Major Taking, terminate this Lease effective as of the first day of the calendar month that is not less than thirty (30) days nor more than sixty (60) days following the date of such notice of termination (the "Taking Termination Date"). If this Lease is so terminated, (i) then, notwithstanding anything to the contrary in this Lease, the Net Award shall be paid to Landlord or Landlord's mortgagee; and (ii) on the Taking Termination Date, Tenant shall pay to Landlord all Annual Base Rent and Additional Rent accrued through and including the Taking Termination Date and all other amounts then accrued or due and payable by Tenant under this Lease. As used in this Lease, the term "Major Taking" means a taking that : (a) renders more than 50% of the Premises untenantable or (b) eliminates a sufficient number of parking spaces at the Premises such that (1) the loss of parking renders Tenant's operations at the Premises legally prohibited, (2) replacement parking that would render Tenant's operations at the Premises legally permitted cannot be supplied, and (3) despite its reasonable efforts, Tenant is unable to obtain a waiver or approval from the appropriate governmental authority that would render Tenant's operations at the Premises legally permitted.


                                ARTICLE VIII
                                ------------

                                   Default
                                   -------

      8.1 Events of Default. Any of the following shall constitute an "Event of Default" under this Lease: (i) if Tenant fails to pay Annual Base Rent, Additional Rent or any other sum when due and such default continues for five days after notice, or if more than two default notices are properly given in any twelve-month period, (ii) if Tenant vacates substantially all of the Premises, (iii) if Tenant (or any transferee of Tenant) makes any transfer of the Premises in violation of this Lease, (iv) if a petition is filed by Tenant (or any transferee or guarantor) for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition is filed against Tenant (or any transferee or guarantor) and such petition filed against is not dismissed within thirty days thereafter, (v) if any representation or warranty made by Tenant is untrue, false or misleading in any material respect when made, (vi) if Tenant (or any transferor or guarantor) shall make a general assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they become due, (vii) if any event occurs that, under the terms of this Lease, is an automatic Event of Default; (viii) Tenant or any guarantor shall dissolve or liquidate; (ix) if Tenant fails to perform any other covenant or condition hereunder including, without limitation, the obligations set forth in the second-to-last paragraph of Section 5.10 hereof, and such default continues longer than any period expressly provided for the correction thereof (and if no period is expressly provided then for 30 days after notice is given, provided, however, that such 30-day period shall be reasonably extended in the case of any non-monetary default if the matter complained of can be cured but the cure cannot be completed within such period and Tenant begins promptly and thereafter diligently completes the cure; but if such matters cannot be cured then there will be no cure period and in no event shall such cure period exceed 180 days after the initial notice to Tenant); or (x) a default occurs by the tenant under the Cranston Lease and such default is not cured within any applicable notice and cure period, then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without demand or notice and with or without process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord's former estate. At Landlord's election such notice of termination may be included in any notice of default. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any). If any payment of Annual Base Rent, Additional Rent, or other sum is not paid when due, Landlord may at its option and in addition to all other remedies hereunder impose an administrative late charge on Tenant equal to 3% of the amount in question, which late charge will be due on demand as Additional Rent. If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord for the fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease. Landlord shall have the right, in its absolute discretion, to delete Subsection 8.1(x) from this Lease by giving written notice of such deletion to Tenant. If Landlord gives such written notice to

Tenant, Subsection 8.1(x) above shall thereupon automatically, and without need for any further amendment or confirmation, be deemed deleted from this Lease and shall have no further force or effect.

      8.2   Remedies for Default.

            8.2.1 Reletting Expenses Damages. If the Term is terminated for default, the Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord's reasonable costs, including reasonable attorneys fees, related to Tenant's default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like together with an administrative charge of 10% of all the foregoing costs ("Reletting Expenses"). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant's liability. Any obligation to relet imposed by law will be subject to Landlord's reasonable objectives of leasing the Premises to a creditworthy Tenant with financial capacity at least equal to that of Tenant at the Commencement Date and of developing its property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like. Landlord's Reletting Expenses together with all other sums provided for whether incurred prior to or after such termination will be due upon demand.

            8.2.2 Termination Damages. If the Term of this Lease is terminated for default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all sums to be paid by Tenant under Section 8.2.1 that have not then been paid by Tenant, provided that, although it shall be entitled to such credit, Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the rent originally due hereunder.

            8.2.3 Lump Sum Liquidated Damages. If this Lease is terminated for default, Tenant covenants, as an obligation after termination that is an additional, cumulative obligation to the obligations in the foregoing paragraphs, to pay forthwith to Landlord at Landlord's election made by written notice at any time after termination, as liquidated damages a single lump sum payment equal to the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus either, as Landlord elects, (ii) the excess of the present value of all of the rent reserved for the residue of the Term over the present value of the aggregate fair market rent and Additional Rent payable (if less than the rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord's Reletting Expenses described above to the extent not theretofore paid to Landlord, or (iii) an amount equal to the sum of all of the rent and other sums due under the Lease with respect to the twelve (12)-month period next following the date of termination. (The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association (or successor) in Boston, Massachusetts, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least 10 years experience in the leasing of 1,000,000 or more square feet of floor area of commercial buildings similar in character and location to the Premises, whose decision shall be conclusive and binding on the parties.)

      8.3 Remedies Cumulative; Jury Waiver; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time; and Tenant agrees that the fair value for occupancy of all or any part of the Premises at all times shall never be less than the Annual Base Rent and all Additional Rent payable from time to time. Tenant shall also indemnify and hold Landlord harmless in the manner provided in Section
5.6 if Landlord shall become or be made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person claiming through Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located. Any sum due from Tenant under this Lease shall bear interest from the date due at the rate of one and one-half (1 1/2%) percent for each month (or ratable portion thereof) the same remains unpaid, but never more than the maximum rate allowed by law.

      8.4 Waivers of Default; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party's failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Annual Base Rent, Additional Rent or any other sum due shall be deemed to be other than on account of the earliest installment of such rent or other sum due. Nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other right or remedy. The delivery of keys (or any similar act) to Landlord shall not operate as a termination of the Term or an acceptance or surrender of the Premises. The acceptance by Landlord of any rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice.

      8.5 Landlord's Curing. If Tenant fails to perform any covenant within any applicable cure period, then Landlord at its option may (without waiving any right or remedy for Tenant's non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall reimburse Landlord's cost (including reasonable attorneys' fees) of so performing, together with an administrative charge equal to 10% of such cost on demand as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or possible injury to persons, or to protect Landlord's interest in the Premises.

      8.6 Security Deposit. On the execution of this Lease, Tenant shall deliver to Landlord as security for the performance of the obligations of Tenant hereunder, a letter of credit (as renewed, replaced, and/or increased pursuant to this Lease, and all proceeds thereof, the "Letter of Credit") in the initial amount specified therefor in Section 1.1, subject to adjustment as set forth below, in accordance with this Section (as renewed, replaced, and/or increased pursuant to this Lease, and all proceeds thereof, the "Security Deposit"). Tenant's failure to timely deliver the Security Deposit to Landlord shall constitute a default under this Lease, without any notice or cure period under Article VIII.

      The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office in Boston, Massachusetts, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that either a default has occurred under this Lease after the expiration of any applicable notice and cure period (or that Tenant has failed to timely pay rent or is otherwise in default under the Lease and transmittal of a default notice is barred by applicable law) or that Tenant has become the subject of a bankruptcy, insolvency or similar proceeding, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord's interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least 45 days prior to the scheduled expiration date, give Landlord written notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date sixty (60) days after the last day of the Term or, if applicable, any Extension Term.

      Landlord shall be entitled to draw upon the Security Deposit for its full amount (i) if Tenant shall be in default under the Lease, after the expiration of any applicable notice or cure period (or if Tenant has failed to timely pay rent or is otherwise in default under the Lease and transmittal of a default notice is barred by applicable law), or (ii) in the case of the Letter of Credit if, not less than 30 days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section (which failure shall be deemed a default without notice or cure period). All amounts so drawn shall be the exclusive property of Landlord and Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant's default under the Lease.

      The Security Deposit may be commingled with other funds of Landlord and shall not constitute an asset of Tenant, and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the Security Deposit to the extent necessary to cure the default. After any such application by Landlord of the Security Deposit, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained hereunder, upon demand. If Landlord has drawn on the Letter of Credit under Section 8.6(ii), and to the extent Landlord has not applied amounts to cure Tenant defaults, then after acceptance of a replacement Letter of Credit, Landlord shall restore to Tenant the remaining amount of such funds. Within sixty (60) days after the expiration or sooner termination of the Term, and provided that no default exists under this Lease, the Letter of Credit, to the extent not applied, shall be returned to the Tenant, without interest.

      In the event of a sale of the Premises or lease, conveyance or transfer of the Premises, Landlord shall have the right to transfer the Security Deposit to the transferee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit; and subject to Article IX, Tenant agrees to look to the transferee solely for the return of said Security Deposit. The provisions hereof shall apply to every transfer or assignment made of the Security Deposit to such a transferee.

Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance. Tenant will enter into such agreements as Landlord's lender may request with respect to the assignment of the Security Deposit to such lender. In connection with any transfer of the Premises, Tenant shall cooperate with Landlord in the assignment of the Letter of Credit to the transferee and, if requested by the transferee, Tenant shall, within ten
(10) business days from such request, cause a substitute Letter of Credit to be issued to the transferee that complies with the requirements of this Section.

      If for any reason that certain lease dated on or about the date hereof from Taurus Cranston LLC to Poly-Flex Circuits, Inc. concerning certain property located at 28 Kenny Drive, Cranston, Rhode Island (the "Cranston Lease") terminates, Tenant shall, simultaneously with such termination, increase the Security Deposit under this Lease by Two Hundred and Fifty Thousand Dollars ($250,000).

      Tenant represents and warrants to Landlord that: (i) as of the date of this Lease, Tenant has not less than $1,800,000 of immediate and unrestricted availability under a credit facility (the "Credit Facility") between Tenant and Silicon Valley Bank ("SVB"); and (ii) Tenant expects that, on or before July 31, 2003, the immediate and unrestricted availability under the Credit Facility will increase to at least $3,000,000. No later than August 8, 2003, Tenant shall provide Landlord with a written certification from SVB (the "SVB Certification") setting forth the immediate and unrestricted availability under the Credit Facility as of the date of such certification (such amount, the "Available Amount"). If Tenant fails to deliver the SVB Certification by August 8, 2003, the Available Amount shall be deemed to be zero. If, by August 8, 2003, Tenant has not provided Landlord with a SVB Certification demonstrating that the Available Amount is at least $3,000,000, Tenant shall, no later than August 15, 2003, increase the Security Deposit by the amount by which $3,000,000 exceeds the Available Amount.

      Notwithstanding anything to the contrary in this Lease, Tenant's failure to increase the Security Deposit as and when required above shall constitute an immediate Event of Default by the Tenant under this Lease without any requirement for further notice from Landlord and without Tenant having the benefit of any additional cure period.

      The amount of the Security Deposit required under Section 1.1 shall be increased as set forth above. Such increase shall be effectuated by the delivery to Landlord of a substitute Letter of Credit in the increased amount that otherwise complies with the requirements of this Section.

                                 ARTICLE IX
                                 ----------

                            Protection of Lenders
                            ---------------------

      9.1 Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any existing or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Premises (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as "mortgage," and the holder(s) or lessor(s) thereof from time to time as "mortgagee"), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; provided, however, that with respect to future liens of any mortgage hereafter granted the mortgagee executes and delivers to Tenant an agreement (in the form of Exhibit G or in such other form as such mortgagee may request) in which the mortgagee agrees that such mortgagee shall not disturb Tenant in its possession of the Premises upon Tenant's attornment to such mortgagee as Landlord and performance of its Lease covenants (both of which conditions Tenant agrees with all mortgagees to perform). Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease. Tenant and Lender's mortgagee are executing simultaneously with the execution of this Lease the Subordination, Nondisturbance and Attornment Agreement in the form attached as Exhibit G.

      Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord's equity of redemption (or terminates in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord's obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord's interest and then only as limited herein). No mortgagee shall be bound by any payment of rent more than one month in advance. Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated pursuant to Section 10.1, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than 30 days (to be reasonably extended in the same manner Landlord's cure period is to be extended) following Landlord's cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises.

      9.2 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but the assignee shall be responsible only for non-performance of Landlord's obligations that occur after it succeeds to and only while it holds Landlord's interest in the Premises. Tenant shall pay rent directly to Landlord's mortgagee, or to any other party entitled to collect rent due hereunder, upon written direction from Landlord.

      9.3 Other Instruments. The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee, and further agrees that its failure to do so within ten days after written request shall be a default for which this Lease may be terminated without further notice. Without limitation, where Tenant in this Lease indemnifies or otherwise covenants for the benefit of mortgagees, such agreements are for the benefit of mortgagees as third party beneficiaries; and at the request of Landlord, Tenant from time to time will confirm such matters directly with such mortgagee.


                                  ARTICLE X
                                  ---------

                          Miscellaneous Provisions
                          ------------------------

      10.1 Notice. All notices, consents, approvals and the like shall be in writing and shall be delivered in hand by any courier service providing receipts, by a nationally recognized overnight courier providing receipts, or mailed by certified mail addressed to Landlord or Tenant as set forth below. If requested, Tenant shall deliver copies of all notices in like manner to Landlord's mortgagees and other persons having a relationship to the Premises at such address within the United States as designated from time to time by Landlord or such mortgagee. Any notice so addressed shall be deemed duly given on the second business day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or if by hand or by overnight courier upon actual receipt by any person reasonably appearing to be an agent or employee working in the executive offices of the addressee.

      If to Tenant:

      Parlex Corporation
      One Parlex Place
      Methuen, MA 01844
      Attention: Jonathan Kosheff

      with a copy to:

      Kutchin & Rufo, P.C.
      175 Federal Street
      Boston, Massachusetts  02110
      Attention: Edward D. Kutchin, Esq.

      If to Landlord:

      Taurus Methuen LLC
      c/o Taurus New England Investments Corp.
      118 Milk Street
      Boston, MA 02109
      Attention:  Scott Tully

      with a copy to:

      Piper Rudnick LLP
      One International Place
      Boston, MA  02110
      Attention: John L. Sullivan, Esq.

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 10.1. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

      10.2 Landlord's Default. Landlord shall use due diligence in performing its covenants under this Lease. In no event shall Landlord be in default unless notice thereof has been given to Landlord (and all mortgagees of which Tenant has notice) and Landlord (or any such mortgagees at its sole discretion) fails to perform within 30 days (provided, however, that such 30 day period shall be reasonably extended if such performance begins within such period and thereafter is diligently pursued, or if such mortgagee notifies Tenant within such period that it intends to cure on behalf of Landlord and thereafter begins and diligently pursues curing with reasonable promptness).

      10.3 Limitation of Landlord's Liability. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Premises (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Premises, then Landlord's period of ownership of the Premises shall be deemed to mean only that period while Landlord holds such leasehold interest). Tenant (and each person acting under Tenant) agrees to look solely to Landlord's interest from time to time in the Premises for satisfaction of any claim against Landlord. No trustee, beneficiary, partner, member, manager, agent or employee of Landlord (or of any mortgagee or any ground or improvements lessor) shall ever be personally or individually liable; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the Premises. Any lien obtained to enforce any judgment against Landlord shall be subject and subordinate to any mortgage encumbering the Premises. In no event shall Landlord (or any such persons) ever be liable to Tenant for indirect or consequential damages.

      10.4 Excusable Delay. If either party is delayed in performing (other than paying Annual Base Rent, Additional Rent or any other charge, which may never be delayed) by causes beyond such party's reasonable control, including war, civil commotion, acts or regulations of government, moratoria and the like, weather, fire, casualty, theft, labor difficulties, or the unavailability of labor, materials, equipment or utilities from customary sources upon customary terms, or by acts, neglects or delays of the other party (or persons acting under such other party), then such delay shall not be counted in determining the time during which such performance is to be completed.

      10.5 Applicable Law and Construction. This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts. Time is of the essence of all obligations of Tenant and Landlord under this Lease. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in accordance with the laws of the Commonwealth of Massachusetts. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. Except as otherwise provided in the last sentence of Section 8.1, this Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns. Where the phrases "persons acting under" Landlord or Tenant or "persons claiming through" Landlord or Tenant or similar phrases are used, the persons included shall be assignees, sublessees, licensees or other transferees or successors of Landlord or Tenant as well as invitees or independent contractors of Landlord or Tenant, and all of the respective employees, servants, contractors, agents and invitees of Landlord, Tenant and any of the foregoing. The term "including" and "include" shall not be restrictive and shall be interpreted as if followed by the words "without limitation." The titles are for convenience only and shall not be considered a part of the Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party's approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party's sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant and approved by the holder of any mortgage of the Premises having the right to approve this Lease. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment. As used in this Lease, the term "business day" shall mean any day excluding a Saturday, Sunday and any other day on which (1) there is no scheduled trading on the New York Stock Exchange, or
(2) banks in Boston, Massachusetts are authorized by law or executive action to be closed for normal banking business.

      10.6 Estoppel Certificate. Within twenty (20) days of either party's request, the other agrees to execute, acknowledge and deliver a statement in writing certifying whether this Lease is in full effect (or if there has been any amendment whether the same is in full effect as amended and stating the amendment or amendments), the Commencement Date, the amount of and the dates to which the Annual Base Rent (and Additional Rent and all other charges) have been paid and, as of its best knowledge and belief, any other information concerning performance, construction, tenancy, possession or other matters of reasonable interest to prospective lenders or purchasers. Both parties agree that any such statement may be relied upon by any person to whom the same is delivered. Tenant acknowledges that prompt execution and delivery of such statements, and of instruments referred to in Section 9.3, in connection with any proposed financings or sales constitute essential requirements of Landlord's financings or sales; and any failure by Tenant to perform under this Section within the time provided will be a default for which the Lease may be terminated following notice if the default is not cured within ten days. Tenant will indemnify Landlord in the manner elsewhere provided in this Lease against all loss (expressly including consequential damages in the nature of increased financing costs, forfeited financing fees and attorneys' fees) directly or indirectly resulting from Tenant's failure to comply herewith.

      10.7 Notice of Lease. Neither party shall record this Lease, but each party will, upon request of the other, execute a recordable notice of lease in form reasonably approved by Landlord and which notice shall contain the provisions of this Section), and upon termination of the Term for whatever reason a like notice of termination of lease. Tenant appoints Landlord as its attorney-in-fact (which appointment shall survive termination of the Term) with full power of substitution following any termination, to execute, acknowledge and deliver a notice of termination of lease in Tenant's name if Tenant fails so to do within one week of any request.

      10.8 Brokers. Each party warrants and represents to the other that it has not dealt with any broker in connection with this Lease or the Premises except for the Broker, if any, listed in Section 1.1, whose commission will be paid by Tenant pursuant to a separate agreement; and each agrees to indemnify and save the other harmless in the manner elsewhere provided in this Lease from any breach of this warranty and representation, which will survive the termination of the Term.

      10.9  Tenant and Landlord as Business Entities.

            (a) Tenant warrants and represents that (i) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (ii) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (iii) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (iv) Tenant has duly executed and delivered this Lease; (v) the execution, delivery and performance by Tenant of this Lease (w) are within the powers of Tenant, (x) have been duly authorized by all requisite action, and (y) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, or (z) will not result in the imposition of any lien or charge on any of Tenant's property, except by the provisions of this Lease; and (vi) the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant agrees that breach of the foregoing warranty and representation shall at Landlord's election be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the termination of the Term. Simultaneously with the execution of the Lease, Tenant shall deliver to Landlord (y) a certificate of legal existence and good standing and (z) a certified copy of a resolution of Tenant's directors, manager, or general partner authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord.

            (b) Landlord warrants and represents that (i) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (ii) Landlord has the authority to own the Premises; (iii) Landlord has duly executed and delivered this Lease; (iv) the execution, delivery and performance by Landlord of this Lease (x) are within the powers of Landlord, (y) have been duly authorized by all requisite action, and (z) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; (v) the Lease is a valid and binding obligation of Landlord in accordance with its terms; and (vi) as of the date of this Lease, Ben Butcher or Scott Tully manages the day to day operations of Landlord. As long as any Property Reserve Payments paid by Tenant are being held pursuant to the Property Reserve Escrow Agreement, Landlord will own no assets other than the Property (and property ancillary thereto) and will incur no indebtedness other than the Loan (or any new mortgage loan obtained to refinance the Loan) or other indebtedness reasonably related to Landlord's ownership and operation of the Property. Without limiting the generality of the foregoing, in no event will Landlord guarantee the obligations of any other person or entity nor allow the Premises to serve as security for any indebtedness not related directly and solely to the Property.

     10.10 Reasonable Cooperation in Refinancing and Sale. Tenant agrees to cooperate with Landlord in all reasonable respects in connection with Landlord's sale, refinancing and/or any of Landlord's efforts to effectuate a secondary market transaction relating to a loan which is secured by the Premises and this Lease. In connection with the foregoing, Tenant shall,
(i) provide financial information relating to Tenant and/or the Premises which is reasonably required by the prospective purchaser, lender and/or the rating agencies involved in any such secondary market transaction, (ii) permit site inspections and other similar due diligence investigation of the Premises (at mutually agreeable times and provided that the same shall be conducted so as to minimize interruption of Tenant's conduct of business at the Premises), and
(iii) provide updated certificates of insurance naming purchaser, Landlord's Lender as a "loss payee" and/or additional named insured as required by this Lease.

     10.11 Deposit Delivery. At the election of Landlord, this Lease shall not be effective unless the Deposit has delivered to Landlord.


                                 ARTICLE XI
                                 ----------

                      Fair Market Value Purchase Option

      Landlord grants to Tenant an option to purchase the Premises (the "Purchase Option") upon each and all of the following terms and conditions:

      11.1 Term of Option and Exercise. The term of this Purchase Option shall commence upon the first day of the sixth (6th) Lease Year and shall end on the earlier of the termination of this Lease or 5:00 p.m. Eastern Standard Time on the last day of the twelfth (12th) Lease Year (the "Purchase Option Period"). Subject to the following terms and conditions, Tenant may exercise this Purchase Option by delivering to Landlord written notice of such exercise (the "Option Notice) at any time during the Purchase Option Period. The Purchase Option shall, at Landlord's election in its sole discretion, be void, of no further force or effect and deemed deleted from this Lease if there is a default by Tenant under this Lease that continues beyond any applicable notice and cure periods. In addition, the Purchase Option shall be void, at Landlord's election, if Tenant is in monetary or other material default at the time Tenant elects to exercise such option or at any time between such exercise and the Closing Date (defined below).

      11.2 Purchase Price. The purchase price which Tenant agrees to pay for Premises upon the exercise of this Purchase Option (the "Purchase Price") shall be the fair market value of the Premises as of date of the Option Notice determined as follows:

            (a) Landlord and Tenant, each acting in its absolute discretion, shall endeavor to agree in writing upon the fair market value of the Premises or failing such agreement, on the identity of a single Qualified Appraiser (defined below) to determine the fair market value of the Premises. If the parties so agree in writing on the fair market value of the Premises, such value (the "Agreed Value") shall be the fair market value of the Premises. If the parties cannot so agree on the fair market value of the Premises but do agree on the identity of a single Qualified Appraiser, the fair market value of the Premises shall be as set forth in the written appraisal of such Qualified Appraiser.

            (b) If Landlord and Tenant, each acting in its absolute discretion, do not agree in writing on such fair market value or appraiser within ten (10) business days from the date of the Option Notice, then either Landlord or Tenant, by notice to the other (an "Appraisal Notice"), may designate and appoint a Qualified Appraiser (the "First Appraiser"). Within ten (10) days from its receipt of the Appraisal Notice, the other party, by notice to the party that designated the First Appraiser, shall appoint another Qualified Appraiser (the "Second Appraiser"). In the event that such other party fails to designate the Second Appraiser within such ten (10) day period, and if such failure continues for more than ten (10) days after notice of such failure from the party that designated the First Appraiser, (i) such failure shall be deemed for all purposes to constitute acceptance of the First Appraiser's appraisal for the determination of the fair market value of the Premises, (ii) the First Appraiser shall, within thirty (30) days after the end of such ten (10) day period, submit to Landlord and Tenant its written appraisal of the fair market value of the Premises, and (iii) such value shall constitute the fair market value of the Premises for purposes of this Section 11.2.

            (c) If a First Appraiser and a Second Appraiser are timely designated as provided above, they shall select a third Qualified Appraiser (the "Third Appraiser") within ten (10) days after the appointment of the Second Appraiser. If the First and Second Appraisers are unable to agree upon the appointment of a Third Appraiser within the required ten (10) day period, either Landlord or Tenant may, upon written notice to the other, request that such appointment be made by the then President of the American Arbitration Association or his or her designee for Boston, Massachusetts. Within thirty (30) days after selection of the Third Appraiser, each of the three Qualified Appraisers shall submit to Landlord and Tenant a written appraisal of the fair market value of the Premises, and the fair market value of the Premises shall be the average of the two numerically closest values (or, if the values are equidistant, the average of all three values) determined by the three Qualified Appraisers; provided, however, that if the Qualified Appraiser designated by either party fails to submit its appraisal within the required thirty (30) day period, and if such failure continues for more than ten (10) days after notice of such failure from the other party, the fair market value of the Premises shall be the numerical average of the appraisals that were timely submitted.

            (d) In the event that any Qualified Appraiser appointed hereunder resigns, refuses or is unable to perform his or her obligations hereunder for reasons unrelated to the acts or omissions of the appointing party, then the party or the Qualified Appraisers appointing such appraiser, as the case may be, shall have the right unilaterally to appoint a substitute Qualified Appraiser and the deadline for the production of such Qualified Appraiser's appraisal shall be subject to an extension of twenty (20) days.

            (e) If Landlord and Tenant agree on and appoint a single Qualified Appraiser, the fees and expenses of such single Qualified Appraiser shall be shared equally by Landlord and Tenant. If Landlord and Tenant do not so agree on and appoint a single Qualified Appraiser, the fees and expenses of any Third Qualified Appraiser shall be shared equally by Landlord and Tenant and the fees and expenses of any other Qualified Appraiser shall be borne by the party designating such Qualified Appraiser. All appraisals made hereunder shall consist of one value, and not a range of values, and shall be on a "free and clear" and "highest and best use" basis and otherwise in compliance with the then current Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation (or any successor organization)(or, if no such standards are then promulgated, with generally prevailing standards for commercial real estate appraisals).

            (f) The term "Qualified Appraiser" means an appraiser who is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence) and who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than 10 years, and has been actively engaged in the appraisal of commercial real estate similar to the Premises in the greater Boston area for a period of not less than 10 years immediately preceding his or her appointment under this Agreement.

            (g) Landlord and Tenant acknowledge that neither has any reason to believe that the fair market value of the Premises during the Option Period will ever be less than Twelve Million Dollars ($12,000,000). In light of this fact, and notwithstanding anything to the contrary in this Lease, Tenant agrees that the Purchase Price shall never be less than Twelve Million Dollars ($12,000,000).

      11.3 Deposit. Within four (4) business days after the date of the Option Notice, Tenant shall: (i) deliver to the Boston office of a nationally recognized title insurance company with an office in Boston, Massachusetts (the "Title Company") a deposit in the amount of two hundred thousand dollars ($200,000) by certified check or by wire transfer of immediately available funds (the "Deposit"), and (ii) shall provide evidence to Landlord as to the identity of such Title Company and the making of such Deposit, failing which at the election of Landlord the Option Notice shall be null and void, Tenant shall be deemed to have irrevocably waived its Purchase Option and this Article XI shall be of no further force or effect. If the Purchase Option closes, the Deposit (together with all interest accrued thereon) shall be credited towards the Purchase Price (defined below). If the Purchase Option fails to close for any reason other than Landlord's default, such failure shall constitute an Event of Default by Tenant, the Deposit shall be promptly delivered to Landlord as liquidated damages for Tenant's failure to close on the purchase, the Purchase Option shall be deemed irrevocably waived, and this
Article XI shall be null and void and of no further force or effect.
Tenant and Landlord acknowledge that the damages to Landlord in the event of a failure of Tenant to acquire the premises after exercising the Purchase Option would be difficult or impossible to determine, that the amount of the Deposit represents the parties' best and most accurate estimate of the damages that would be suffered by Landlord if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Lease and under the circumstances that Landlord and Tenant reasonably anticipate would exist at the time of such breach. Landlord's right to so retain the Deposit is in addition to its rights on account of an Event of Default under the Lease.

      11.4 Title. Title to the Premises shall be conveyed to Tenant on the Closing Date subject to all matters of record, all mechanics' and materialmen's liens, and all Taxes and Impositions; provided, however, that if any new material and adverse matters first appear on record after the date of the Option Notice which Seller elects not to remove as of the Closing Date, and provided that such matters do not result from the actions of Tenant or its agents, employees, invitees or affiliates, Tenant shall have the option of revoking the Option Notice and receiving the Deposit (together with all interest accrued thereon).

      11.5 Closing. If Landlord and Tenant agree in writing on the fair market value of the Premises as provided for in Section 11.2(a) above (i.e., the matter is not submitted to any appraisers and fair market value is the Agreed Value), then the closing for the Purchase Option ( the "Closing Date") shall be held on the date that is forty five (45) days from the date on which the Agreed Value is agreed upon in writing by Landlord and Tenant; otherwise, the Closing Date shall be held on the date that is twenty (20) days from the date on which the fair market value of the Premises is established by the appraisal process described above. On the Closing Date:

            (a) All rent shall be adjusted as of 12:01 a.m. on the Closing Date;

            (b) Landlord shall deliver to the Title Company: (i) a Massachusetts quitclaim deed, conveying its interest in the Premises in accordance with Section 11.4 above; and (ii) such other documents as may be reasonably necessary to effectuate the transfer, terminate this Lease, or evidence Landlord's authority with respect thereto. Tenant shall accept the Premises in its as is condition, with all faults, and without any representation or warranty by Landlord, express or implied;

            (c) Tenant shall deliver to the Title Company (i) the Purchase Price, less the Deposit and any credit for Annual Base Rent pursuant to subsection (a) hereof and (ii) such other documents as may be reasonably necessary to effectuate the transfer, terminate this Lease, or evidence Tenant's authority with respect thereto. Landlord shall pay at the Closing all Deed Stamp Excise Taxes payable in connection with the conveyance of the Premises. Tenant shall pay the costs of recording the Deed. Each party shall pay its own counsel fees. Any other expenses of the sale shall be paid by Landlord or Tenant in accordance with customary practice for commercial real estate sales in the greater Boston area; and

            (d) The Title Company shall be authorized to record the transfer documents and disburse the proceeds in accordance with a duly executed closing statement reasonably approved in writing by the parties.

      11.6 Option Benefit. This Purchase Option is personal to the original Tenant named herein (and any transferee resulting from a Permitted Transfer under Section 6.1) and otherwise may not be assigned to or exercised by any other party. Any attempted assignment in violation of this
Section 11.6 shall be null and void and of no force or effect.

      11.7 Subordination. The Purchase Option is subject and subordinate to any third party financing of the Premises. Although the foregoing subordination is self operative, Tenant agrees, within ten (10) days from written request, to execute and deliver an agreement in favor of such lender, on such lender's customary form, confirming such subordination.

      11.8 No Brokers. Tenant represents and warrants to Landlord that no broker's fee or commission shall be due to Cushman & Wakefield of Massachusetts, Inc. or anyone else acting by, thorough or under Tenant with respect to the granting or exercise of, or the closing under, Purchase Option, and Tenant shall indemnify, defend and hold Landlord harmless from all costs, claims, liability and expense (including reasonable attorneys' fees) resulting from or relating to any such claim or liability. Without limiting any of Tenant's other obligations under this Lease, the foregoing indemnification shall survive the termination or expiration of this Lease.

                                 ARTICLE XII
                                 -----------

                           Index of Defined Terms
                           ----------------------

      The definitions for the following terms are set forth in the Section of the Lease indicated below. Certain other defined terms are set forth in
Section 1.1.

      "business day"                         Section 10.5
      "Construction Documents":              Section 5.1.2
      "hazardous materials":                 Section 5.10
      "hazardous materials activities":      Section 5.10
      "Holdover Rate":                       Section 5.13
      "Indemnitees":                         Section 5.6
      "laws":                                Section 5.4
      "Lease Year":                          Exhibit B
      "Loan Release Amounts"                 Section 5.17
      "mortgage":                            Section 9.1
      "mortgagee":                           Section 9.1
      "Net Award"                            Section 7.3(d)
      "Permitted Exceptions"                 Exhibit C
      "Purchase Option"                      Section 11
      "rent"                                 Section 3.2
      "Taxes and Impositions":               Section 5.5
      "Tenant's Architect":                  Section 5.1.2
      "Tenant's Contractor":                 Section 5.1.3
      "Tenant Property":                     Section 5.9
      "Tenant Work":                         Section 5.1.1
      "Title Documents"                      Section 4.1
      "transfer"                             Section 6.1

      Executed under seal as of the date first written above.

TENANT:                            LANDLORD:

Parlex Corporation,                Taurus Methuen LLC,
a Massachusetts  corporation       a Delaware limited liability company

                               By: Taurus Cranston/Methuen Limited
By: /s/ Peter J. Murphy            Partnership, a Massachusetts limited
Its President                      partnership, its sole member and manager


By: /s/ Jonathan R. Kosheff      By: Taurus-New England XXIV Limited
Treasurer                            Partnership, a Massachusetts limited
                                     partnership, its sole general partner

                                   By: Taurus Cranston/Methuen LLC, a
                                       Massachusetts limited liability
                                       company, its sole general partner

                                     By: /s/ Peter Merrigan
                                         Name: Peter Merrigan
                                         Title: Executive Director

                                  Exhibit A
                                  ---------
                                     Land
                                     ----

PARCEL I:
---------

      LOT 5, as shown on the map entitled "PLAN OF LAND IN METHUEN, MASSACHUSETTS", Dana F. Perkins & Sons, Inc., C.E., dated May 3, 1970, recorded June 26, 1970, in the North Essex County Registry of Deeds as Plan #6224 and bounded as follows:

      WESTERLY:      by Milk Street a distance of 350 feet;
      NORTHERLY:     by Lot 4 of said Plan a distance of 349.12 feet;
      EASTERLY:      by Lot 3 of said Plan a distance of 193.45 feet;
      NORTHERLY:     again still by said Lot 3 a distance of 200.36 feet;
      EASTERLY:      by Lot 1 shown on Plan recorded in Essex North
                       District Registry of Deeds as Plan #5902 a distance of 151.16 feet; and
      SOUTHERLY:     by Lot 6 of said first mentioned Plan a distance of
                       647.52 feet.

      Containing 3.83 acres, more or less.

PARCEL II:
----------

      The land in Methuen, Essex County, Massachusetts situated on the easterly side of Milk Street and being shown as Lot 6 on a "Plan of land in Methuen, Mass.", August 24, 1970, Dana F. Perkins & Sons, C.E., which plan is recorded in Essex North District Registry of Deeds as plan #6258 and thus bounded:

      WESTERLY:      by said Milk Street, 250 feet;
      NORTHERLY:     by Lot 5 on said plan, 647.52 feet;
      EASTERLY:      by other land of Gilbert G. Campbell, Inc., 246.17
                       feet; and
      SOUTHERLY:     by other land of Gilbert G. Campbell, Inc., 717.75
                       feet.

      Containing 3.84 acres, more or less.

PARCEL III:
-----------

      The land in said Methuen situation on the Easterly side of Milk Street and being shown as Lot 9 on a "Plan of Land in Methuen, Massachusetts; owner: Gilbert G. Campbell, Inc.", July 8, 1971, Dana F. Perkins, Inc., C.E.'s, which plan is recorded in Essex North District Registry of Deeds as Plan #6464 and thus bounded:

      WESTERLY:      by said Milk Street, 300.57 feet;
      NORTHERLY:     by Lot 10 on said plan, 249.25 feet;
      WESTERLY:      140 feet;
      NORTHERLY:     15 feet;
      WESTERLY:      again, 176.73 feet, all by Lot 7 on said plan; and
      SOUTHERLY:     by other land formerly of grantor, 349.12 feet.

     Containing 2.08 acres, more or less.

                                  Exhibit B
                                  ---------
                              Annual Base Rent
                              ----------------

      Annual Base Rent shall be as set forth below. "Lease Year" shall mean the twelve-month period following the Commencement Date and each successive twelve-month period during the Term (provided that, if the Commencement Date is not the first day of a calendar month, the first "Lease Year" shall mean the last twelve-month period plus the partial month at the end of the Term).


                  Lease Year      Annual         Monthly
                  ----------      ------         -------

                     1,2        $1,050,000      $ 87,500
                     3,4        $1,125,000      $ 93,750
                     5,6        $1,200,000      $100,000
                     7,8        $1,275,000      $106,250
                    9,10        $1,350,000      $112,500
                   11-15        $1,400,000      $116,667

                                  Exhibit C
                                  ---------
                            Permitted Exceptions
                            --------------------

1. Any state of facts that an accurate survey or physical inspection thereof might show;

2. All laws, including without limitation zoning regulations, restrictions, rules and ordinances, and building restrictions, and all other statutes, laws, and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction;

3. The rights of any tenants, subtenants, and any other parties in possession of, or claiming rights of possession to, the Premises as of the Commencement Date;

4.    Title Documents;

5. Any facts, rights, interest, or claims which are not shown by the public records, but which could be ascertained by an inspection of said land or by making inquiry of persons in possession thereof.

6. Survey entitled "Parlex Corporation 145 Milk Street, Methuen, Massachusetts" dated March 13, 2003 by Vanasse Hangen Brustlin, Inc. (project number 08477).

7. Any lien, or rights to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

8. Liens for municipal taxes and assessments as may be shown as due and payable on a current Certificate of Municipal Liens and liens for such municipal taxes and assessments as become due and payable hereafter.

9. Sewer line easements set forth in Deed from Gilbert Campbell, Inc. to Tinkham Industrial & Development Corporation dated June 26, 1970, and recorded in Book 1154, Page 730 and as shown on plan recorded as Plan No. 6224.

10. Sewer easement 30 feet in width referred to in deed from Gilbert Campbell, Inc. to Parlex Corporation recorded in Book 1525, Page 209 and shown on Plan No. 6258.

11. Sewer line easement granted by Parlex Corporation to the Town of Methuen dated October 28, 1982 and recorded in Book 1618, Page 339 and shown on plan recorded as Plan No. 8767.

12. Sewer easement 30 feet in width referred to in deed from Gilbert Campbell, Inc. to Parlex Corporation recorded in Book 2041, Page 172 and shown on Plan No. 6464.

13.   The matters shown on plan recorded as Plan No. 8767 dated September
      30, 1981.

14. The matters shown on plan recorded as Plan No. 13210 dated October 9, 1997.

                                  Exhibit D
                                  ---------
                     Tenant Work Insurance Requirements
                     ----------------------------------


      1. Tenant shall purchase or shall cause each Tenant's Contractor to purchase, in a company or companies against which the Landlord has no reasonable objection, such insurance as will protect him from claims set forth below that may arise out of or result from the contractor's operations on the Premises.

            1.1 claims under workers' or workmen's compensation, disability benefit and other similar employee benefit acts;

            1.2 claims for damages because of bodily injury, occupational sickness or disease, or death of his employees;

            1.3 claims for damages because of bodily injury, sickness or disease, or death of any person other than his employees;

            1.4 claims for damages insured by personal injury liability coverage that are sustained (1) by any person as a result of an offense directly or indirectly related to the employment of such person by the Contractor, or (2) by any other person;

            1.5 claims for damages, other than the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

            1.6 claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle; and

            1.7 claims for contractual liability (both oral and written) under this undertaking with Tenant.

      2. The insurance required by Section 1 of this Schedule shall include all major divisions of coverage, and shall be on a comprehensive general basis. Such insurance shall be written for not less than any limits of liability required by law or those set forth below, whichever is greater.

            2.1   Workmen's Compensation - as required by law.

            2.2   Public Liability - Single Limit (Combined) Per
                  Occurrence.
                  Bodily & Personal Injury $1,000,000
                  Property Damage $1,000,000 Occurrence/Aggregate.

            2.3   Automobile Liability - Single Limit (Combined) Per
                  Occurrence.
                  Bodily Injury $1,000,000
                  Property Damage $1,000,000 per Occurrence

            2.4   Independent Contractors - $1,000,000 Per Occurrence.

            2.5 Products and Completed operations - $1,000,000 Per Occurrence, covering liability for claims made within applicable statutes of limitations following issuance of final Certificate of Payment.

            2.6 Broad Form Blanket Contractual Liability (both oral and written) - $1,000,000 Per Occurrence.

            2.7 Excess Liability Umbrella covering all above items $5,000,000 per Occurrence.

                                  Exhibit E
                                  ---------
                             Financial Reporting
                             -------------------


      Tenant shall keep adequate books and records of account in accordance with generally accepted accounting principles or in accordance with other methods of accounting acceptable to Landlord in its sole discretion, consistently applied ("Approved Accounting Method") and shall furnish to Landlord the following, which shall be prepared, dated and certified by Borrower's chief financial officer as true, correct and complete in the form required by Landlord, unless otherwise specified below:

            (A) Within 120 days after the end of each fiscal year for Tenant, a detailed, analytical financial report prepared in accordance with the Approved Accounting Method, including, without limitation, a balance sheet, income and expense statements, and a statement of change in financial position covering the full and complete operations of the Tenant, all prepared by an independent accountant reasonably acceptable to Landlord (Tenant's financial reports must be audited);

            (B) Promptly after filing and in no event later than one hundred twenty (120) days after the end of each fiscal year for Tenant (or, if Tenant obtains an extension of its filing date, within thirty (30) days from the date such returns are filed), a copy of such Tenant's signed federal income tax return for such fiscal year;

            (C) Within 30 days of Landlord's request, a detailed budget in a format and with content reasonably acceptable to Landlord, to include, without limitation, a comparison showing corresponding information for Tenant's preceding fiscal year;

            (D) Within thirty (30) days after the end of each fiscal quarter of Tenant, the reports described in Section (A) and (C) above, which may be internally prepared by Tenant;

            (E) In connection with a bona fide proposed sale or financing of the Premises to a third party or a direct or indirect equity investment in Landlord, Tenant will provide audited annual balance sheets, income statements, and statements of cash flow of Tenant for each of Tenant's last three full fiscal years, delivered within thirty (30) days after such request by Landlord; and

            (F) Such other financial statements, and such other information and reports as may, from time to time, be reasonably required by Landlord and as may be reasonably prepared by or available to Tenant; provided, however, that as long as there is no then existing Event of Default by Tenant and no uncured notice of any facts or circumstances has been given to Tenant that, if not cured within an applicable cure period, will become an Event of Default, Landlord shall not be entitled to request additional information under this paragraph (F) except to the extent such information is requested by Landlord's lender or third party investor.

                                  Exhibit F
                                  ---------
                       Minimum Insurance Requirements
                       ------------------------------


            (i) Property insurance insuring the building and Improvements for perils covered by the causes of loss - special form (all risk) and in addition, flood and/or earthquake (if applicable). Coverage shall include boiler and machinery insurance on a comprehensive basis. Such insurance shall be written on a replacement cost basis with an agreed value equal to the full insurable replacement value of the foregoing. The policy shall name Landlord additional named insured and loss payee and Landlord's mortgagee as additional insureds and loss payees.

            (ii) Commercial general liability insurance naming Landlord as additional named insured and Landlord's mortgagee as additional insureds against any and all claims as are customarily covered under a standard policy form routinely accepted by Landlord's mortgagee, for bodily injury and property damage occurring in or about the Premises arising out of Tenant's use and occupancy of the Premises. Such insurance shall have a combined single limit of no less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of at least Ten Million Dollars ($10,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease. No deductible shall apply to this coverage.

            (iii) Workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limits of not less than $100,000 each accident, $500,000 disease - policy limit, $100,000 disease - each employee.

            (iv) Builders risk insurance insuring perils covered by the causes of loss - special form (all risk) shall be purchased for the value of the alteration and/or additions made to the Premises when the work is not insured under Tenant's property insurance policy.

            (v) Business interruption insurance in an amount at least equal to one year's gross rents, naming Landlord and Landlord's mortgagee as loss payees.

            (vi) Such other insurance which may, from time to time, be reasonably required by Landlord's mortgagee in each case so long as such other insurance is customarily required by the institutional investors or lenders to be carried on similar properties in the Greater Boston, Massachusetts metropolitan area or similar areas.

      The policies required to be maintained by Tenant shall be with companies having an A.M. Best rating of A-/VII or higher or such higher rating as may be a acceptable to the Securities Valuation Office of the National Association of Insurance Commissioners. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the United States. Any deductible amounts under any insurance policies required hereunder shall not exceed $50,000 (except that, provided that so long as Tenant's net worth shall be $50 million or more, the general liability deductible may be as high as $250,000 and the workmen's compensation deductible for the Tenant originally named herein may be as high as $500,000).

                                  Exhibit G
                                  ---------
        Subordination, Non-Disturbance and Attornment Agreement Form
        ------------------------------------------------------------

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT ("Agreement")
is entered into as of      , 200    (the "Effective Date") by and between
          (together with its successors and assigns, the "Mortgagee"), and
          , a          (hereinafter, collectively the "Tenant"), with
reference to the following facts:

      A.           , a           , whose address is
(the "Landlord") owns fee simple title or a leasehold interest in the real property described in Exhibit "A" attached hereto (the "Property").

      B.  Mortgagee [has made] [intends to make] a loan to Landlord in the
original principal amount of            Dollars ($          ) (the "Loan").

      C. To secure the Loan, Landlord [has encumbered] [intends to encumber] [all] [a certain portion of] the Property by entering into that
certain Mortgage [to be] dated       ,      in favor of Mortgagee (as
amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the "Mortgage") to be recorded in the [Recorder of Deeds' Office] in and for the County of
          , State of           .

      D.  Pursuant to the Lease effective           , (the "Lease"),
Landlord demised to Tenant [all] [a portion] of the Property consisting of
the following (the "Leased Premises"):              .

      E. Tenant and Mortgagee desire to agree upon the relative priorities of their interests in the Property and their rights and obligations if certain events occur.

      NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree:

      1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

            (a) Foreclosure Event. A "Foreclosure Event" means: (i) foreclosure under the Mortgage; (ii) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which a Successor Landlord becomes owner of the Property; or (iii) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord's interest in the Property in lieu of any of the foregoing.

            (b) Former Landlord. A "Former Landlord" means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

            (c) Offset Right. An "Offset Right" means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant's payment of Rent or performance of Tenant's other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord's breach or default under the Lease.

            (d) Rent. The "Rent" means any fixed rent, base rent or additional rent under the Lease.

            (e) Successor Landlord. A "Successor Landlord" means any party that becomes owner of the Property as the result of a Foreclosure Event.

            (f) Termination Right. A "Termination Right" means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord's breach or default under the Lease.

            (g) Other Capitalized Terms. If any capitalized term is used in this Agreement and no separate definition is contained in this Agreement, then such term shall have the same respective definition as set forth in the Lease.

      2. Subordination. The Lease, as the same may hereafter be modified, amended or extended, shall be, and shall at all times remain, subject and subordinate to the terms conditions and provisions of the Mortgage, the lien imposed by the Mortgage, and all advances made under the Mortgage.

      3.    Nondisturbance, Recognition and Attornment.

            (a) No Exercise of Mortgage Remedies Against Tenant. So long as the Tenant is not in default under this Agreement or under the Lease beyond any applicable grace or cure periods (an "Event of Default"), Mortgagee (i) shall not terminate or disturb Tenant's possession of the Leased Premises under the Lease, except in accordance with the terms of the Lease and this Agreement and (ii) shall not name or join Tenant as a defendant in any exercise of Mortgagee's rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant's rights under the Lease or this Agreement in such action.

            (b) Recognition and Attornment. Upon Successor Landlord taking title to the Property (i) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant's direct landlord under the Lease as affected by this Agreement; and (iii) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant. Tenant hereby acknowledges notice that pursuant to the Mortgage and assignment of rents, leases and profits, Landlord has granted to the Mortgagee an absolute, present assignment of the Lease and Rents which provides that Tenant continue making payments of Rents and other amounts owed by Tenant under the Lease to the Landlord and to recognize the rights of Landlord under the Lease until notified otherwise in writing by the Mortgagee. After receipt of such notice from Mortgagee, the Tenant shall thereafter make all such payments directly to the Mortgagee or as the Mortgagee may otherwise direct, without any further inquiry on the part of the Tenant. Landlord consents to the foregoing and waives any right, claim or demand which Landlord may have against Tenant by reason of such payments to Mortgagee or as Mortgagee directs.

            (c) Further Documentation. The provisions of this Article 3 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this
      Article 3 in writing upon request by either of them within ten (10) days of such request.

      4. Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:

            (a) Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit either (i) Tenant's right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (ii) Successor Landlord's obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord's obligations as landlord under the Lease.

            (b) Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.

            (d) Payment; Security Deposit; Work. Any obligation: (i) to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Mortgagee by way of an assumption of escrow accounts or otherwise; (ii) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee; (iii) to commence or complete any initial construction of improvements in the Leased Premises or any expansion or rehabilitation of existing improvements thereon; (iv) to reconstruct or repair improvements following a fire, casualty or condemnation; or (v) arising from representations and warranties related to Former Landlord.

            (e) Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Mortgagee's written consent.

            (f) Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

      5. Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, Successor Landlord's obligations and liability under the Lease shall never extend beyond Successor Landlord's (or its successors' or assigns') interest, if any, in the Leased Premises from time to time, including insurance and condemnation proceeds, security deposits, escrows, Successor Landlord's interest in the Lease, and the proceeds from any sale, lease or other disposition of the Property (or any portion thereof) by Successor Landlord (collectively, the "Successor Landlord's Interest"). Tenant shall look exclusively to Successor Landlord's Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord's Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

      6. Mortgagee's Right to Cure. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Offset Right or Termination Right:

      7. Notice to Mortgagee. Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the "Default Notice") and, thereafter, the opportunity to cure such breach or default as provided for below.

      8. Mortgagee's Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Property, provided that Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee's cure period shall continue for such additional time (the "Extended Cure Period") as Mortgagee may reasonably require to either: (i) obtain possession and control of the Property with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or (ii) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

      9.    Miscellaneous.

            (a) Notices. Any notice or request given or demand made under this Agreement by one party to the other shall be in writing, and may be given or be served by hand delivered personal service, or by depositing the same with a reliable overnight courier service or by deposit in the United States mail, postpaid, registered or certified mail, and addressed to the party to be notified, with return receipt requested or by telefax transmission, with the original machine- generated transmit confirmation report as evidence of transmission. Notice deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) days after it is so deposited; however, delivery by overnight courier service shall be deemed effective on the next succeeding business day after it is so deposited and notice by personal service or telefax transmission shall be deemed effective when delivered to its addressee or within two (2) hours after its transmission unless given after 3:00 p.m. on a business day, in which case it shall be deemed effective at 9:00 a.m. on the next business day. For purposes of notice, the addresses and telefax number of the parties shall, until changed as herein provided, be as follows:

                  If to the Mortgagee, at:
                  ------------------------

                  If to the Tenant, at:
                  ---------------------

                  ---------------------
                  ---------------------
                  ---------------------
                  Attn:
                  ---------------------

                  Telecopy No.: (   )

            (b) Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee's written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

            (c) Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.

            (d) Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

            (e) Mortgagee's Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

            (f) Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State in which the Leased Premises are located, excluding such State's principles of conflict of laws.

            (g) Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.

            (h) Due Authorization. Tenant represents to Mortgagee that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. Mortgagee represents to Tenant that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

            (i) Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Mortgagee and Tenant have caused this Agreement to be executed as of the date first above written.

                                          MORTGAGEE:
                                          ----------


                                          TENANT:
                                          -------

                                          ------------------------
                                          a ----------------------
                                          By:---------------------
                                             Name:
                                             Title:

                             LANDLORD'S CONSENT
                             ------------------

      Landlord consents and agrees to the foregoing Agreement, which was entered into at Landlord's request. The foregoing Agreement shall not alter, waive or diminish any of Landlord's obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord is not a party to the above Agreement.

                                          LANDLORD:
                                          ---------


                                          ------------------------

                                          By:---------------------
                                             Name:
                                             Title:

Dated:         ,
      --------- -----

                         MORTGAGEE'S ACKNOWLEDGMENT
                         --------------------------

STATE OF                   )
        -------------------
                           ) ss.
COUNTY OF                  )
         ------------------

      On the      day of        in the year        before me, the
undersigned, a Notary Public in and for said state, personally appeared
                 , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                          -----------------------------
                                          Signature of Notary Public

                           TENANT'S ACKNOWLEDGMENT
                           -----------------------

STATE OF                   )
        -------------------
                           ) ss.
COUNTY OF                  )
         ------------------

      On the        day of        in the year        before me, the
undersigned, a Notary Public in and for said state, personally appeared
                 , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                          -----------------------------
                                          Signature of Notary Public

                              LIST OF EXHIBITS
                              ----------------

      If any exhibit is not attached hereto at the time of execution of this Agreement, it may thereafter be attached by written agreement of the parties, evidenced by initialing said exhibit.

Exhibit "A"  - Legal Description of the Land

                                  Exhibit H
                                  ---------
                          Capital Expenditure Items
                          -------------------------



See the attached letter dated April 23, 2003 from David Holloway of Taurus
        Investment Holdings, LLC to Jon Kosheff of Parlex Corporation

                       TAURUS INVESTMENT HOLDINGS, LLC
                      118 MILK STREET, BOSTON, MA 02109
                    TEL: 617.357.4440   FAX: 617.357.4446
                             www.tiholdings.com

April 23, 2003

Mr. Jon Kosheff
CFO
Parlex Corporation
One Parlex Place
Methuen, MA 01844

        RE:  2003 Capital Improvements - Methuen, MA and Cranston, RI

Dear Jon:

The purpose of this letter is to enumerate the required capital improvements to be completed by Parlex during 2003 at the above two facilities. Parlex will contractually commit to the completion of these items and the expenditures of these amounts. These repairs and associated costs are derived from the EBI Property Condition Reports and our experience in operating buildings of this nature.

Methuen
-------

Groundwater Infiltration Repair          $  7,500
Roof Repairs/Drainage                    $ 15,000
Full Depth Asphalt Repairs               $ 15,000
New Asphalt Overlay                      $ 35,000
HVAC Replacement                         $ 44,688
Total - Methuen                          $117,185

Cranston
--------

Parking Lot Repairs                      $ 20,000

Total - Cranston                         $ 20,000

Grand Total                              $137,185

These items are to be completed to our reasonable satisfaction. Any unspent funds will be contributed by Parlex to the Security Deposit for the respective facilities.

Sincerely,

/s/ David Holloway

David Holloway
Vice President


           BOSTON  DALLAS  MUNICH  ORLANDO  TORONTO  WASHINGTON DC

                                  Exhibit I
                                  ---------
                          Lower Gravel Parking Lot
                          ------------------------



                            See the attached plan